Exhibit 2.1

ASSET PURCHASE AGREEMENT

among

SHELL OFFSHORE INC.

EXXON MOBIL CORPORATION

ANADARKO US OFFSHORE LLC

as Sellers

and

STONE ENERGY OFFSHORE, L.L.C.

as Purchaser

relating to the Ram Powell Unit, being Viosca Knoll Block 911, Viosca Knoll Block 912,

Viosca Knoll Block 913, Viosca Knoll Block 955, Viosca Knoll Block 956, and

Viosca Knoll Block 957, and related assets

Gulf of Mexico

TABLE OF CONTENTS

1. DEFINITIONS / EXHIBITS		6

1.1	Affiliate(s)	6
1.2	Aggregate Indemnity Deductible	6
1.3	Agreement	7
1.4	Anti-Bribery and Money-Laundering Laws	7
1.5	BOEM/BSEE	7
1.6	BOEM Bonds	7
1.7	Casualty Event	7
1.8	Claim or Claims	7
1.9	Closing	7
1.10	Closing Date	7
1.11	Code	7
1.12	Decommissioning Security Amount	8
1.13	Decommissioning Security	8
1.14	Effective Time	8
1.15	Environmental Law	8
1.16	Exhibits and Schedules	8
1.17	Expenses	8
1.18	Facilitation Payment	8
1.19	Final Decommissioning	9
1.20	Fundamental Representations	9
1.21	Government Official	9
1.22	Governmental Authority	9
1.23	Imbalances	9
1.24	Interim Period	9
1.25	Inventory	10
1.26	Known/Knowledge	10
1.27	Lease(s)	10
1.28	Material Adverse Effect	10
1.29	Material Contract	10
1.30	Oil & Gas Interests	10
1.31	Person	10
1.32	Purchaser Account	12
1.33	Purchaser Group	12
1.34	Ram Powell Platform	12
1.35	Related Parties	12
1.36	Retained Obligations	13
1.37	Revenues	13
1.38	Sellers’ Accounts	13
1.39	Seller Bonds	13
1.40	Seller’s Group	13
1.41	Sellers’ Records	13
1.42	Taxes	14
1.43	Tax Returns	14

i

1.44	TOSA	14
1.45	Unit	14
1.46	Unit Agreement	14
1.47	Unit Operating Agreement (or UOA)	14
1.48	Unit Working Interest	14
1.49	UOA Pref Rights	14
1.50	Well Work	15
1.51	Working Interest	15
1.52	Other Definitions	15
1.53	Construction of Certain References	16

2. PURCHASE AND SALE		17

2.1	Purchase and Sale of Assets	17
2.2	Excluded Assets	17
2.3	Assets Subject to Existing Agreements and Legal Requirements	18
2.4	Purchase Price	18
2.5	Performance Deposit	18

3. PURCHASER’S DATA REVIEW		18

3.1	Purchaser’s Data Review	18

4. CLOSING AND POST-CLOSING OBLIGATIONS		19

4.1	UOA Preferential Rights Waiver	19
4.2	Closing Conditions	19
4.3	Time and Place	21
4.4	Closing Deliverables	21
4.5	Third Party Consents	22
4.6	Post-Closing Obligations	23
4.7	Production Handling Fees	26
4.8	Parent Company Guarantee	28
4.9	Certain Information to be Provided to Purchaser	28
4.10	Operation of Business	29

5. GENERAL REPRESENTATIONS AND WARRANTIES		29

5.1	Seller’s Representations & Warranties	29
5.2	Limitations on Seller’s Representations & Warranties	32
5.3	Purchaser’s Representations & Warranties	32
5.4	Sellers’ Insurance	34
5.5	Supplemental Information	35

6. ACCOUNTING FOR REVENUE & EXPENSES		35

6.1	Adjustments	35
6.2	Preliminary Accounting Statement	35
6.3	Final Accounting Statement	36
6.4	Disputed Accounting Notice	36
6.5	Additional Proceeds and Expenses	37
6.6	Taxes	37

7. OBLIGATIONS OF THE PARTIES		39

7.1	Purchaser’s Assumed Obligations	39
7.2	Plugging and Abandonment of Wells, Decommissioning of Facilities	39
7.3	Environmental Obligations	39
7.4	Decommissioning Security and Ongoing Decommissioning Obligations	40
7.5	Sellers’ Retained Obligations	45
7.6	Non-Release	45

8. DISCLAIMER/RELEASE		45

8.1	DISCLAIMER/RELEASE FOR PHYSICAL AND ENVIRONMENTAL CONDITION	45
8.2	DISCLAIMER/RELEASE REGARDING OIL & GAS INTERESTS	46
8.3	DISCLAIMER/RELEASE REGARDING INFORMATION	47
8.4	DISCLAIMER REGARDING ASBESTOS AND NORM	48
8.5	DISCLAIMER/RELEASE AS TO TITLE TO OIL & GAS INTERESTS	48
8.6	DISCLAIMER REGARDING SECTION 7.2	49
8.7	PURCHASER’S COVENANT NOT TO SUE SELLERS OR ITS RELATED PARTIES	49
8.8	CONSPICUOUSNESS	50

9. INDEMNIFICATION		50

9.1	Indemnification	50

10. ADMINISTRATIVE PROVISIONS		54

10.1	Several Liability	54
10.2	Expenses of Sale	54
10.3	Third Party Rights	54
10.4	Further Actions	54
10.5	Assignment	54
10.6	Notices	55
10.7	Public Announcements	56
10.8	Time Limits	56
10.9	Applicable Law	56
10.10	Dispute Resolution	57
10.11	Arbitration	57
10.12	Severance of Invalid Provisions	60
10.13	Construction & Interpretation	60
10.14	Integrated Agreement	61
10.15	Binding Effect	61
10.16	Multiple Counterparts	61
10.17	Fair Notice Disclosure Statement	61
10.18	Texas DTPA Waiver	62
10.19	Confidentiality of This Agreement	62
10.20	Anti-Bribery and Money Laundering	63
10.21	HSR Act	64
10.22	Surviving Provisions	64

11. TERMINATION		64

11.1	Termination	64
11.2	Effect of Termination	65

TABLE OF EXHIBITS AND SCHEDULES

EXHIBIT 1 – OIL & GAS INTERESTS

EXHIBIT 2A – FORM OF ASSIGNMENT AND BILL OF SALE

EXHIBIT 2B – FORM OF ASSIGNMENT OF RIGHTS-OF-WAY

EXHIBIT 3 – OTHER EXCLUDED ASSETS

EXHIBIT 4 – FORM OF JOINDER AND RATIFICATION OF PRODUCTION HANDLING AGREEMENT

EXHIBIT 5A – FORM OF SELLER BOND

EXHIBIT 5B – FORM OF BOEM BOND

EXHIBIT 5C – ALLOCATION BETWEEN BOEM BONDS

EXHIBIT 6 – NON-FOREIGN AFFIDAVIT

EXHIBIT 7 – FORM OF PRELIMINARY ACCOUNTING STATEMENT

EXHIBIT 8 – MATERIAL CONTRACTS REQUIRING CONSENT AND FORMS OF CONSENT

EXHIBIT 9 – FORM OF PARENT COMPANY GUARANTEE

EXHIBIT 10 – EQUIPMENT

SCHEDULE 5.1(I) – MATERIAL CONTRACTS

SCHEDULE 5.1(M) – AFEs

v

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is dated as of April 27, 2018 (the “Execution Date”) by and among:

(1)	SHELL OFFSHORE INC., a Delaware corporation, the address for which is 701 Poydras Street, New Orleans, Louisiana 70161 (“Shell”); and

(2)	EXXON MOBIL CORPORATION, a New Jersey corporation with an address of 22777 Springwoods Village Parkway, Spring, Texas 77389 (“Exxon”); and

(3)	ANADARKO US OFFSHORE LLC, a Delaware limited liability company with an address of 1201 Lake Robbins Dr., The Woodlands, Texas 77380 (“Anadarko”);

where Shell, Exxon and Anadarko are collectively referred to as the “Sellers” and each being a “Seller”; and

(4)	STONE ENERGY OFFSHORE, L.L.C., a Delaware limited liability company, the address for which is 625 East Kaliste Saloom Road, Lafayette, Louisiana (the “Purchaser”);

where Sellers and Purchaser are each a “Party” to this Agreement and are collectively referred to as the “Parties”.

WHEREAS, subject to the terms and conditions set forth in this Agreement, Purchaser desires to purchase from Sellers, and Sellers desire to sell to Purchaser, the Oil & Gas Interests, as defined herein.

NOW THEREFORE, in consideration of the mutual promises contained herein, the benefits to be derived by each Party hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	DEFINITIONS / EXHIBITS

The following terms as used in this Agreement shall have the definitions set forth below:

1.1	Affiliate(s) : Means any Person that (a) Controls, either directly or indirectly, a Party or (b) is Controlled, directly or indirectly, by such Party or (c) is, directly or indirectly, Controlled by a Person that directly or indirectly Controls such Party. For the purpose of this Section 1.1, “Control” shall mean the right to exercise more than fifty percent (50%) of the voting rights in the appointment of the directors or similar representation of a Person.

1.2	Aggregate Indemnity Deductible : Means an amount equal to one million five hundred thousand United States dollars ($1,500,000), which amount shall apply collectively among all Sellers and not individually as to each Seller.

1.3	Agreement: Means this Asset Purchase Agreement together with its attached Exhibits and the operative conveyances and Closing documents, all of which are incorporated into this Agreement for all purposes and as fully as if set forth in the text of this Agreement.

1.4	Anti-Bribery and Money-Laundering Laws: Means (i) the laws relating to combating bribery and corruption, and/or the principles described in the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on December 17, 1997, which entered into force on February 15, 1999, and the Convention’s Commentaries; (ii) the laws relating to combating bribery, corruption and money laundering in the countries of such Party’s place of incorporation, principal place of business and/or place of registration as an issuer of securities and/or in the countries of such Party’s ultimate parent company’s place of incorporation, principal place of business and/or place of registration as an issuer of securities; (iii) the United States Foreign Corrupt Practices Act of 1977; (iv) the United Kingdom Bribery Act 2010 (as amended from time to time); and (v) all other applicable national, regional, provincial, state, municipal or local laws and regulations that prohibit the bribery of, or the providing of unlawful gratuities, Facilitation Payments or other benefits to, any Government Official or any other person.

1.5	Backstop Letter of Credit: Has the meaning given in Section 7.4(d)(iv).

1.5	BOEM/BSEE: Means the U.S. Department of the Interior, Bureau of Ocean Energy Management and/or the Bureau of Safety & Environmental Enforcement, as applicable, or any successor agency.

1.6	BOEM Bonds: Means a multi-obligee bond(s), to secure Final Decommissioning obligations accrued before the Closing Date and remaining unperformed on the date that BOEM approves assignment of such interests from Sellers to Purchaser, in favor of BOEM/BSEE and all Sellers issued by a surety that (A) is qualified to be a surety and guarantor on bonds and undertakings and is named in the current Circular 570, published by the Audit Staff Bureau of Accounts, U.S. Department of the Treasury, (B) has a credit rating that meets two of the following three standards: (1) “A-” or better by Standard & Poor’s Rating Group, (2) “A3” or better by Moody’s Investor Service Inc., or (3) both (i) Financial Strength Rating of “A” or better and (ii) Financial Size Category of “XII” or better by A.M. Best Company, Inc.; and (C) with a certificate of suretyship that has not been revoked, such bond being in the form set out in Exhibit 5B.

1.7	Casualty Event: Means a hurricane, fire, act of God, loss of well control, environmental catastrophe, war, civil disturbance or terrorist act.

1.8	Claim or Claims: Collectively, claims, demands, causes of action, and lawsuits asserted or filed by, any Person; a local, state, or federal governmental entity; a Person holding rights under any agreement concerning or pertaining to the Oil & Gas Interests; a Related Party of Purchaser or Seller; or a third party.

1.9	Closing: Has the meaning given in Section 4.4.

1.10	Closing Date: Has the meaning given in Section 4.3.

1.11	Code: Means the Internal Revenue Code of 1986, as amended from time to time, or any corresponding federal tax statute enacted after the date of this Agreement.

1.12	Decommissioning Security Amount: Means, at any point in time, Two Hundred Million dollars ($200,000,000) less; (A) any amounts previously called and held or utilized by or on behalf of any Seller after the date hereof; and (B) any amounts that are released by Sellers pursuant to Section 7.4(f).

1.13	Decommissioning Security: Means surety bonds, comprised of Seller Bonds or a combination of Sellers Bonds and BOEM Bonds, together with any Backstop Letter of Credit, at all times equal in the aggregate to the Decommissioning Security Amount.

1.14	Effective Time: Means 00:01 local time where the Oil & Gas Interests are located on October 1, 2017.

1.15	Environmental Law: Means all applicable federal, state or local laws and regulations concerning or relating to the pollution, protection or restoration of the environment, including, but not limited to, the Clean Air Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Toxic Substance Control Act of 1976 (“TSCA”), the Resource Conservation and Recovery Act of 1976 (“RCRA”), the Hazardous and Solid Waste Amendments Act of 1984, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, the Clean Water Act, the National Environmental Policy Act, the Endangered Species Act, the Fish and Wildlife Coordination Act, the Marine Mammal Protection Act, the National Historic Preservation Act and the Oil Pollution Act of 1990, as such laws have been and may be amended, replaced or substituted from time to time and all regulations, orders, rulings, directives, requirements and ordinances promulgated thereunder.

1.16	Exhibits and Schedules: Attached hereto and forming an integral part of this Agreement are Exhibits 1- 10 and Schedules which are individually described above in the Table of Exhibits and Schedules.

1.17	Expenses: Means all costs and expenses arising from or in connection with the ownership and/or operation of the Oil & Gas Interests that are incurred in the ordinary course of business (or incurred in the case of an emergency with an immediate threat to life, property or the environment) during the Interim Period; including but not limited to all capital expenses (including without limitation all maintenance and abandonment expenses), joint interest billings, lease operating expenses, lease rentals, royalties, overriding royalties, net profits interests, other payments out of production, drilling expenses, workover expenses, geological, geophysical, Taxes and any other expenditures, including those expenditures and overhead chargeable under applicable operating agreements and any costs and expenses accrued during the Interim Period that arise under any contract interests of any Seller that are not assigned to Purchaser; provided, however, that Expenses shall not include (i) Income Taxes; (ii) amounts that directly relate to the Retained Obligations; (iii) accruals, if any, between or amongst the Sellers or internal to any Seller with respect to Final Decommissioning; (iv) general and administrative and other indirect costs internal to any Seller, other than overhead chargeable under applicable operating agreements; and (v) costs relating to the Well Work.

1.18	Facilitation Payment: Means a payment to a Government Official to facilitate or expedite performance of a routine governmental action which is an action which is commonly performed by such Government Official.

1.19	Final Decommissioning: Means, with respect to the Oil & Gas Interests: (i) ending oil and gas operations; (ii) permanently plugging and abandoning all wells or re-abandonment of any well in accordance with all of the requirements of Section 7.2; (iii) removing the Ram Powell Platform and all other platforms, equipment, and facilities, including without limitation the Platforms & Facilities; (iv) decommissioning all platforms, equipment and facilities, including without limitation the Platforms & Facilities; (v) decommissioning all pipelines, including without limitation the Pipelines; (vi) clearing the seafloor of all obstructions created by lease and pipeline operations; (vii) restoring and remediating the surface, sea floor and subsurface sites; (viii) performing any other activities necessary for decommissioning, abandonment and restoration; (ix) securing all approvals needed for the above from the BOEM/BSEE and other regulatory agencies; and (x) submitting all reports required by the BOEM/BSEE and other regulatory agencies, all of the foregoing being done in compliance with, and to the extent required to comply with, the Environmental Obligations and the requirements of the BOEM/BSEE and other regulatory agencies.

1.20	Fundamental Representations: Means, as to the Sellers, those representations and warranties set forth in Sections 5.1(a), (b), (c), (d), (j) and (l) and as to Purchaser, means those representations and warranties set forth in Section 5.3.

1.21	Government Official: Means (1) any official or employee of any government, or any agency, ministry, department of a government (at any level), person acting in an official capacity for a government regardless of rank or position, official or employee of a company wholly or partially controlled by a government (for example, a state owned oil company), political party and any official of a political party; and (2) any candidate for political office, any officer or employee of a public international organization, such as the United Nations or the World Bank, or any immediate family member (meaning a spouse, dependent child or household member) of any of the foregoing.

1.22	Governmental Authority: Means any national, federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

1.23	Imbalances: Means an overlift, underlift, over-delivery, or under-delivery arising out of the production of hydrocarbons, production handling or processing arrangements, or transportation arrangements (but excluding such Imbalances as may exist between the Sellers).

1.24	Interim Period: Means the period from and including the Effective Time up to and including the day preceding the Closing Date.

1.25	Inventory: Means all merchantable hydrocarbon and non-hydrocarbon substances associated with the Oil & Gas Interests in storage or line-fill or line-pack upstream of the LACT meter as of the Effective Time, but does not include substances in treating and separation equipment, on the Ram Powell Platform, as of the Effective Time.

1.26	Known/Knowledge: Whenever a statement regarding the existence (or absence) of any fact in this Agreement is qualified by a phrase such as “to such Party’s Knowledge”, “Known to such Party,” or “had actual Knowledge”, the Parties intend that the only information to be attributed to such Party is information actually known to (a) the person in the case of an individual or (b) in the case of a corporation (or other business entity), a current officer or manager who devotes substantial attention to such matter during the ordinary course of his or her employment. Unless otherwise specifically provided in this Agreement, no Party is represented or obligated to have undertaken a separate investigation in connection with the transaction contemplated in this Agreement to determine the existence (or absence) of any statement or representation qualified by a phrase such as “to such Party’s Knowledge”, “Known to such Party” or “had actual Knowledge”.

1.27	Lease(s): Means the Oil & Gas leases identified in Exhibit 1 attached hereto.

1.28	Material Adverse Effect: means any event that is materially adverse on the operation, production or value of the Oil & Gas Interests, taken as a whole; provided however, that Material Adverse Effect shall not include any event, directly or indirectly, arising out of or attributable to changes in oil and gas prices; changes in industry, economic or political conditions, or markets; changes in condition or developments generally applicable to the oil and gas industry in any area or areas where the Oil & Gas Interests are located; changes or proposed changes in laws or accounting rules or the interpretation or enforcement thereof; failure to meet internal or third party projections or forecasts; and changes resulting from the announcement, pendency or consummation of the transactions contemplated hereby, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with Sellers.

1.29	Material Contract: Means the contracts, agreements and arrangements listed on Schedule 5.1(i) that are directly related to the ownership of the Leases and production from the Leases and that are being assigned to Purchaser under this Agreement.

1.30	Oil & Gas Interests: Means the following, other than Excluded Assets:

(a)	Leases: All of each Seller’s right, title, and interest in each Lease and other interests in the Leases, and all rights, privileges and obligations appurtenant to each Lease;

(b)	Associated Interests: All of each Seller’s right, title and interest in the Unit and any other unit in which a Lease or any portion thereof is included, or arising from the Unit Agreement or any cooperative agreement, production handling agreement, well slot use agreement, platform ownership agreement or construction and operating agreement, and any agreement similar to the foregoing, to the extent that these rights arise from and are associated with a Lease or other Oil & Gas Interests, including without limitation, all rights derived from any declaration or order of any governmental body;

(c)	Wells: All of each Seller’s right, title and interest in all wells located on the Unit or on a Lease (or lands unitized with a Lease), including without limitation (i) all oil, gas or condensate wells and wellbore(s) (whether producing, not producing, or temporarily or permanently abandoned) and (ii) water source, water injection and other injection and disposal wells and systems;

(d)	Platforms & Facilities: All of each Seller’s right, title and interest in the Ram Powell Platform, facilities, subsea systems, flowlines, Lease gathering systems, equipment, fixtures, tools and other personal property, to the extent located on the Unit or on a Lease or lands unitized therewith on the Closing Date (collectively, the “Platforms & Facilities”);

(e)	Equipment: All of each Seller’s right, title and interest in the materials, equipment and tools listed in Exhibit 10 (“Equipment”);

(f)	Easements: All of each Seller’s right, title and interest in all easements, rights of way, licenses, permits, servitudes, surface leases and similar interests listed on Exhibit 1 (collectively, the “Easements”);

(g)	Pipelines: All of each Seller’s right, title and interest in and to (i) that certain twelve-inch (12”) oil pipeline that originates and runs from the Ram Powell Platform, and terminates at the downstream flange of check valve FSV-2008 and the downstream flange of the 8” check valve immediately downstream of the 8” NVB valve located on the MP289C platform, as indicated on Main Pass 289C Valve Chart SD-48596 Revision 09, dated October 2013 and (ii) that certain fourteen-inch (14”) gas pipeline that originates and runs from the Ram Powell Platform, and terminates at the downstream flange of valve VV1, the downstream flange of valve RP4, and the downstream flange of valve RP5 located on the VK817 platform, as indicated on VK817A Platform Valve Chart D-11721 Revision 02, dated May 2012 (the property described in (i) and (ii) being collectively referred to as the “Pipelines”), and all of each Seller’s right, title and interest in all easements, rights of way, licenses, permits, servitudes, surface leases and similar interests exclusively applicable to the Pipelines;

(h)	Contract Rights: To the extent assignable or transferable, all of each Seller’s contractual rights, obligations and interests under the contracts identified on Exhibit 1 hereto (collectively, the “Contract Rights”);

(i)	Business Records: Photocopies or other images of all lease files, land files, well files, well information, well data bases, production records, division order files, abstracts, title opinions and all contracts listed in Exhibit 1, together with all amendments thereto and correspondence contained in any paper central file related to such contracts, in each Seller’s possession or control insofar as they directly relate to a Lease unitized therewith as of the Closing Date (collectively, the “Business Records”) but excluding any Sellers’ Records, and provided that Sellers’ efforts to locate any Business Records shall be limited as set forth in Section 4.6(d)(iv); and

(j)	Hydrocarbons and Hydrocarbon Revenue: All hydrocarbon production revenue from or attributable to any part of Oil & Gas Interests with respect to hydrocarbons produced during the Interim Period (“Hydrocarbon Revenue”), together with all hydrocarbons produced from or attributable to the Leases and the Unit on or after the Closing Date, and any storage or line-fill or line-pack upstream of the LACT meter as of the Closing Date.

1.31	Person: Means any individual, corporation, government, partnership, company, group, authority, association, joint venture, enterprise, trust or other entity.

1.32	Purchaser Account: Means the following:

(a)	prior to the closing of the transaction referenced in Section 4.8:

Bank Name:	Capital One Bank
Location:	1000 Louisiana St., Ste. 2950, Houston, TX 77002
Bank Routing/ABA#:	###########
SWIFT code:	###########
Account Name:	Stone Energy Corporation Operating Account
Account#:	###########

(b)	after the closing of the transaction referenced in Section 4.8:

Bank Name:	Union Bank, N.A.
Location:	400 California St., San Francisco, CA
Bank Routing/ABA#:	###########
SWIFT code:	###########
Account Name:	Talos Production LLC
Account#:	###########

1.33	Purchaser Group: Means Purchaser, Talos Energy LLC (only if the transaction for the combination of Talos Energy LLC and Stone Energy Corporation closes), any Affiliate of either of such Purchaser or Talos Energy LLC, and their respective directors, officers, employees, agents and representatives.

1.34	Ram Powell Platform: Means the Ram Powell tension leg platform (VK956), located in Viosca Knoll Block 956.

1.35	Related Parties: Means in relation to a Party:

(a)	any of its Affiliates;

(b)	any person employed by that Party or its Affiliates;

(c)	any director or other officer of that Party or its Affiliates; and

(d)	any Person acting for or on behalf of that Party or its Affiliates.

1.36	Retained Obligations: Means those obligations retained by the Sellers, or any individual Seller, as the case may be, as set forth in Section 7.5.

1.37	Revenues: Means all revenue relating to the Oil & Gas Interests during the Interim Period, including but not limited to Hydrocarbon Revenue but excluding the Infrastructure Access Fee (as defined in the PHA) paid pursuant to Section 5.3.1 of the PHA. Revenues will be calculated net of royalties, net profits interest, or similar burdens, severance tax and gathering, marketing and processing charges.

1.38	Sellers’ Accounts: Means the bank accounts for each of the Sellers as advised by each Seller to the Purchaser.

1.39	Seller Bonds: Means a multi-obligee bond(s), to secure Final Decommissioning obligations accrued before the Closing Date and remaining unperformed on the date that BOEM approves assignment of such interests from Sellers to Purchaser, in favor of all Sellers issued by a surety that (A) is qualified to be a surety and guarantor on bonds and undertakings and is named in the current Circular 570, published by the Audit Staff Bureau of Accounts, U.S. Department of the Treasury, (B) has a credit rating that meets two of the following three standards: (1) “A-” or better by Standard & Poor’s Rating Group, (2) “A3” or better by Moody’s Investor Service Inc., or (3) both (i) Financial Strength Rating of “A” or better and (ii) Financial Size Category of “XII” or better by A.M. Best Company, Inc.; and (C) has a certificate of suretyship that has not been revoked, such bond being in the form set out in Exhibit 5A.

1.40	Seller’s Group: Means a Seller and any Affiliate of such Seller, and the respective directors, officers, employees, agents and representatives of Seller or any Affiliate of such Seller.

1.41	Sellers’ Records: Means (a) any internal valuations, price forecasts and interpretative data or documentation, (b) privileged or confidential information and information or records that are subject to any third party license or secrecy agreement that may restrict Seller’s ability to disclose or transfer such information or records, (c) all internal management systems, plans, policies, standards and procedures, including without limitation, any HSSE management systems, plans, policies, standards and procedures, (d) documents that relate solely to any Retained Obligation and (e) documents reflecting proprietary methodologies, analytics, techniques, software or trade secrets.

1.42	Taxes: Means (i) all taxes, assessments, customs, duties, imposts, unclaimed property, fees and other governmental charges imposed by any Governmental Authority, gains tax, surtax, remittance tax, presumptive tax, net worth tax, special contribution, production tax, pipeline transportation tax, transaction tax, freehold mineral tax, value added tax, withholding tax, gross receipts tax, gross margin tax, windfall profits tax, profits tax, utility tax, severance tax, personal property tax, real property tax, sales tax, goods and services tax, service tax, transfer tax, use tax, excise tax, premium tax, stamp tax, motor vehicle tax, entertainment tax, insurance tax, capital stock tax, franchise tax, occupation tax, payroll tax, employment tax, unemployment tax, disability tax, alternative or add-on minimum tax and estimated tax, imposed by a Governmental Authority, (ii) any interest, fine, penalty or additions to tax imposed by a Governmental Authority in connection with any item described in clause (i), and (iii) any liability in respect of any item described in clauses (i) or (ii) above, that arises by reason of a contract, assumption, transferee or successor liability, operation of law or otherwise.

1.43	Tax Returns: Means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

1.44	TOSA: Means the Transition Operating Services Agreement entered into as of the Closing Date between the Purchaser and Shell.

1.45	Unit: Means the unit originally recognized by the Bureau of Ocean Energy Management on June 1, 1989 under Unit No. 754389014 as the VK 912 Block Unit, and governed by the Unit Agreement, as in effect as of the Closing Date.

1.46	Unit Agreement: Means the agreement for exploration, development and production operations in Unit No. 754389014, executed by and between Amoco Production Company, Shell, Exxon and BOEM, dated effective June 1, 1989, as amended.

1.47	Unit Operating Agreement (or UOA): Means the Area One operating agreement covering Viosca Knoll Block 912 Unit, executed by and between Shell, Amoco Production Company, and Exxon, dated effective November 15, 1991, as amended.

1.48	Unit Working Interest: Means the contractual ownership interest of each Seller in the Unit, as governed by the Unit Operating Agreement and its Unit Agreement and pursuant to Section 4.1 of the Unit Operating Agreement is as follows immediately preceding Closing;

Party	Interest in the Unit
Shell	38%
Exxon	31%
Anadarko	31%

1.49	UOA Pref Rights: Means the preferential purchase rights set out in Section 30.3 of the UOA for the benefit of each of the Sellers.

1.50	Well Work: Means the work described below carried out pursuant to approved Authorization for Expenditure under the UOA:

(a)	In relation to the OCS-G 08475 (VK 957) A2 ST02BP00 Well, to pull and replace the tubing head spool and tubing hanger in the A2ST2 well with a hydraulic workover unit (HWO), the removal of the entire upper completion from the well, the use of wireline and coiled tubing to prepare the well ahead of pulling the completion with the HWO, and nitrogen pumping operations to unload the backside and allow for continuous gas lift injection. The work shall be completed when the nitrogen pumping operations are completed.

(b)	In relation to the OCS-G 06896 (VK 956) A8 ST03BP01 well, to pull and replace the tubing in the A8ST3 well with a hydraulic workover unit (HWO), the use of wireline and coiled tubing to prepare the well ahead of pulling the completion with the HWO, and nitrogen pumping operations to unload the backside and allow for continuous gas lift injection. The work shall be completed when the nitrogen pumping operations are completed.

1.51	Working Interest: Means the aggregate fractional or percentage record title interest and/or operating rights of each Seller (excluding nonconsent operations, if any), as applicable, in and to each Lease as of the Effective Time by virtue of which each Seller has the right to conduct the operations contemplated by a Lease and unit. Working Interests are shown in Exhibit 1 strictly as an accommodation to Purchaser, but are not warranted as being accurate.

1.52	Other Definitions: In addition, the following terms are defined in this Agreement in the Section or provision so identified.

AAA, 57

Accounting Notice, 36

Accounting Referee, 36

Adjustments, 35

Anadarko, 6

Arbitrable Dispute, 56

Assumed Obligations, 39

Backstop Letter of Credit, 41

Business Records, 12

Claim Notice, 51

Closing, 21

Closing Date, 21

Confidentiality Agreement, 62

Consolidation Order, 59

Contract Rights, 11

Current Insurance Policies, 34

Data Exchange, 19

Decommissioning Security, 8

Easements, 11

Environmental Obligations, 39

Equipment, 11

Excluded Assets, 17

Execution Date, 6

Exxon, 6

Final Accounting Date, 36

Final Accounting Statement, 36

Final Purchase Price, 18

Income Taxes, 37

Indemnified Party, 53

Indemnifying Party, 53

Individual Threshold, 52

Initial Cure Period, 41

Losses, 50

Notice Period, 53

Ongoing Confidential Information, 62

Parties, 6

Party, 6

Performance Deposit, 18

PHA, 26

PHA Fee Period, 26

Pipelines, 11

Platforms & Facilities, 11

Post-Effective Time Period, 37

Pre-Effective Time Period, 37

Preliminary Accounting Statement, 35

Production Handling Fees, 26

Property Taxes, 37

Purchase Price, 18

Purchaser, 6

RCRA, 8

Retained Obligations, 45

Rules, 57

Seller, 6

Sellers, 6

Shell, 6

Tax Dispute, 38

Transfer Taxes, 37

TSCA, 8

VDR, 18

1.53	Construction of Certain References: In this Agreement, unless the context otherwise requires:

(a)	References to Sections and Exhibits are to Sections of and Exhibits to this Agreement.

(b)	The headings throughout this Agreement are inserted for convenience only and will not affect the construction of this Agreement.

(c)	Words in the singular will include the plural and vice versa.

(d)	A reference to one gender includes all genders.

(e)	References to times of the day are to local time in Houston, Texas unless otherwise stated and references to a day are to a period of 24 hours running from midnight to midnight.

(f)	References to statutory provisions will be construed as references to those provisions as respectively amended, consolidated, extended or re-enacted from time to time and will include the corresponding provisions of any earlier legislation (whether repealed or not) and any orders, regulations, instruments or other subordinate legislation made from time to time under the statute concerned.

(g)	A reference to “includes” or “including” will be construed as “includes without limitation” or “including, without limitation” (as the case may be).

(h)	Where provision is made for agreement or the giving of notice, approval, request or consent by any Party, unless otherwise specified, such agreement, notice, approval, request or consent shall be in writing.

(i)	If a period of time is specified or dates from a given day or the day of an act or event, it will be calculated exclusive of that day.

(j)	References to “writing” or “written” include any modes of reproducing words in a legible and non-transitory form but do not include writing on the screen of a visual display unit or other similar device.

(k)	References to matters “arising” (or which “arise” or “arises”) “out of this Agreement” include matters which arise in connection with this Agreement or have a causal connection with, or which flow from, this Agreement or which would not have arisen or occurred but for the entering into this Agreement, or the performance of or failure to perform obligations under this Agreement.

(l)	Reference to “$” or “US$” or “dollars” refers to United States Dollars.

2.	PURCHASE AND SALE

2.1	Purchase and Sale of Assets: Each Seller agrees to sell and Purchaser agrees to purchase, for the consideration recited and upon the terms and conditions contained in this Agreement, the entirety of each Seller’s interest in the Oil & Gas Interests. Upon Closing, each Seller shall sell, assign and deliver to Purchaser all of such Seller’s right, title and interest in, to and under all of the Oil & Gas Interests.

2.2	Excluded Assets: In addition to any exclusions listed in the definition of Oil & Gas Interests, as to each Seller and their respective Affiliates, the assets to be assigned and conveyed under this Agreement do not include the following (collectively, the “Excluded Assets”):

(a)	Licensed Data; Seller’s IP: Seismic, geological or geophysical data, and any intellectual property, including but not limited to proprietary information, methods and analytics and software, patents, trademarks, logos or service marks used in developing or operating a Lease;

(b)	Trade Accounts and Causes of Action: Accounts receivable, tax, contract, insurance premium or other refunds, income or revenue, deposits, insurance or condemnation proceeds or awards, rights with respect to operations or Claims in favor of a Seller or the Sellers (including, without limitation any Seller’s audit Claims against a counterparty under the Unit Operating Agreement or Lease), to the extent attributable to any of the Sellers’ ownership of the Oil & Gas Interests prior to the Effective Time;

(c)	Third Party Equipment: Any (i) equipment and property leased from a third party or otherwise not owned by a Seller or its Affiliate that may be located on a Lease, and (ii) pipelines, fixtures, equipment and other assets which belong to third parties (other than affiliates of a Seller) such as lessors, purchasers and transporters of hydrocarbons; (iii) pipelines, fixtures, equipment and other assets belonging to Affiliates of the Sellers (other than the Easements);

(d)	Insurance and Indemnity Rights: All rights and interests of each Seller (i) under any policy or agreement of insurance or indemnity (including, without limitation, any rights, Claims of Seller against third parties under any indemnities or hold harmless agreements and any indemnities received in any way connected with the Oil & Gas Interests and any rights and interests relating to the ownership of the Oil & Gas Interests prior to the Effective Time) and (ii) under any bond;

(e)	Procurement Agreements: Any procurement agreements, supply or services agreements, or any other contract or agreement which is between any Seller and a third party for the provision of goods and services by that third party relating to the Oil & Gas Interests; and

(f)	Other Excluded Assets: Those specific assets owned by the Sellers, or any of them, listed on Exhibit 3 hereof and any contract interests that constitute Excluded Assets pursuant to Section 4.5(b).

2.3	Assets Subject to Existing Agreements and Legal Requirements: The sale of the Oil & Gas Interests to Purchaser is subject to, and Purchaser agrees to accept the Oil & Gas Interests subject to, any and all reservations, exceptions, limitations, contracts, assignments, subleases, farmout agreements, joint or unit operating agreements, letter agreements, production processing or handling agreements, interconnect, transportation, gas sales, metering and allocation, pooling or unitization agreements, easements and rights-of-way, including, without limitation, all other agreements or instruments in any way relating to the Oil & Gas Interests (i) that are of record as of the Effective Time with the US Coast Guard, US Department of Transport, the Environmental Protection Agency, Office of Natural Resources Revenue, the BOEM/BSEE or any applicable Secretary of State or parish or county office, (ii) that have been made available to Purchaser for its review prior to Closing, or are referred to therein, (iii) that are listed on Exhibit 1, or (iv) of which Purchaser has Knowledge, including, without limitation, any matter included or referenced in materials made available to Purchaser by any of the Sellers or other party with the legal right to provide the same.

2.4	Purchase Price: The consideration for the sale and purchase of the Oil & Gas Interests shall be the sum (whether positive or negative) of: (i) Thirty-Four Million US dollars (US$ 34,000,000) (the “Purchase Price”) and (ii) the Adjustments (the resulting amount of (i) and (ii) being the “Final Purchase Price”). In addition to paying the Final Purchase Price, as additional material consideration for the sale and conveyance of the Oil & Gas Interests to Purchaser, Purchaser shall perform the Assumed Obligations and the covenants herein.

2.5	Performance Deposit: Upon the execution of this Agreement, Purchaser shall pay to each Seller by wire transfer to that Sellers’ Account an amount equal to that Seller’s Unit Working Interest multiplied by twenty percent (20%) of the Purchase Price in good and immediately available funds, as a performance deposit (“Performance Deposit”). If Closing occurs, the Performance Deposit shall be applied as a credit against the amounts due pursuant to the Preliminary Accounting Statement by Purchaser at Closing. If this Agreement is terminated before Closing, then the distribution of the Performance Deposit shall be governed by the provisions of Section 11.2(b).

3.	PURCHASER’S DATA REVIEW

3.1	Purchaser’s Data Review: Purchaser acknowledges that it has obtained access to and has accessed Sellers’ virtual data room (the contents of which, as of five (5) days prior to the Execution Date, are referred to in this Agreement as the “VDR”), instruments and agreements relevant to Purchaser’s examination of the Oil & Gas Interests, and has had the opportunity (i) to conduct site visit(s) of the Oil & Gas Interests, (ii) to review lease, land, contract and regulatory files in Sellers’ possession that relate to the Oil & Gas Interests, (iii) to ask questions related to the Oil & Gas Interests of managers and employees of the Sellers and their Affiliates (as applicable) and (iv) to review drafts this Agreement, and the Exhibits and Schedules to this Agreement ((i)-(iv) above collectively referred to as the “Data Exchange”). All Data Exchange, information, and other materials furnished by Sellers are provided to Purchaser as a convenience, and reliance on or use of them is at Purchaser’s sole risk.

4.	CLOSING AND POST-CLOSING OBLIGATIONS

4.1	UOA Preferential Rights Waiver: Each of the Sellers hereby waives their UOA Pref Rights only with respect to the transaction contemplated in this Agreement, provided that if BOEM/BSEE fails to provide its consent and the Oil & Gas Interests are reassigned pursuant to Section 4.6(b), then the waiver by the Sellers of their UOA Pref Rights shall expire, be terminated and each Seller shall again be holders of such rights as they apply in accordance with the terms of the UOA.

4.2	Closing Conditions:

(a)	The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction on or prior to Closing of each of the following conditions, any one or more of which may be waived in writing by Purchaser:

(i)	Sellers shall have performed in all material respects those covenants and agreements of Sellers set forth herein that are required to be performed at or prior to Closing;

(ii)	No suit, action or proceeding, with respect to the Oil & Gas Interests, seeking an injunction or order enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have been issued or brought by any Governmental Authority or Person (other than a Seller or its Affiliates) and shall have remained in effect on the Closing Date;

(iii)	The representations and warranties of each Seller (A) hereunder shall be true and correct as of the Closing Date as though made as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true as of such specified date) and only to the extent that such representations and warranties which are not true and correct as of the Closing Date would, individually or in the aggregate, have a Material Adverse Effect and (B) set forth in Sections 5.1(e) and 5.1(g) shall be true and correct in all material respects as of the Closing Date as though made as of the Closing Date;

(iv)	Each of the consents for the contracts in Exhibit 8 have been obtained in the form substantially similar to the forms in Exhibit 8A to 8E.

(v)	Each Seller shall be prepared to proceed to Closing and consummate the transactions contemplated hereby with respect to such Seller and its interests in the Oil & Gas Interests concurrently with the consummation of the transactions contemplated hereby with respect to each other Seller and its interests in the Oil & Gas Interests (it being understood and agreed that Purchaser shall not be required to proceed to Closing with fewer than all Sellers); and

(vi)	Since the Execution Date, no Casualty Event shall have occurred that has caused greater than One Hundred Million Dollars ($100,000,000) in damage in the aggregate to all or any of the Wells, Platforms & Facilities, Equipment, and/or Pipelines.

(b)	The obligation of each Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction on or prior to Closing of each of the following conditions, any one or more of which may be waived in writing by the Sellers:

(i)	Purchaser shall have performed in all material respects those covenants and agreements of Purchaser set forth herein that are required to be performed at or prior to Closing;

(ii)	Each of the consents for the contracts in Exhibit 8 have been obtained in the form substantially similar to the forms in Exhibit 8A to 8E;

(iii)	No suit, action or proceeding, seeking an injunction or order enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have been issued or brought by any Governmental Authority or Person (other than Purchaser or its Affiliates) and shall have remained in effect on the Closing Date;

(iv)	The representations and warranties of Purchaser hereunder shall be true and correct as of the Closing Date as though made as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true as of such specified date) and only to the extent that such representations and warranties which are not true and correct as of the Closing Date would, individually or in the aggregate, have a Material Adverse Effect; and

(v)	Since the Execution Date, no event shall have occurred where the Purchaser, or its Affiliate, was acting in the capacity as operator under of an oil and gas lease or property that results in an amount greater than One Hundred Million Dollars ($100,000,000) in damage to Purchaser’s, its Affiliates’ or its ultimate parent company’s owned or operated assets.

(c)	The performance of Purchaser’s and each Seller’s obligations under Section 4.2 and Section 4.4 are conditions precedent to the Parties’ obligation to close this transaction. It is expressly understood that Purchaser shall have the specific right to cause Sellers to effectuate the Closing upon the satisfaction of such conditions precedent.

4.3	Time and Place: Unless otherwise mutually agreed in writing, the Closing shall be held thirty (30) days from the Execution Date, or next Business Day if not a Business Day, at 10:00 AM Central Time (subject to the remainder of this Section 4.3, the “Closing Date”), at the offices of Shell at 150 N. Dairy Ashford, Houston, Texas 77079. The time and place for Closing may be changed to an earlier or later time and place by mutual written agreement of the Parties, but any acceleration or postponement of the Closing shall not change the Effective Time. Notwithstanding the foregoing, if Purchaser has used reasonable efforts to satisfy Section 4.2(b)(ii) prior to such date, Purchaser may, by written notice to the Sellers, delay the Closing by up to thirty (30) days in order to continue efforts to satisfy Section 4.2(b)(ii). The written notice must be provided at least three (3) Business Days prior to the Closing Date and state (i) the new modified Closing Date, such modified Closing Date to be within the thirty (30) day period and on a Business Day and (ii) the reason for the requested extension, and (iii) the steps the Purchaser intends to take in order to ensure that Sections 4.2(b)(ii) can be satisfied at or before such modified Closing Date.

4.4	Closing Deliverables: On the Closing Date, the following documents shall be delivered and the following events shall occur, the execution of each document and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others (“Closing”):

(a)	Each Seller or such Seller’s Affiliates, as applicable, and Purchaser shall duly execute and deliver the transfers, assignments and bills of sale on the forms which are attached as Exhibits 2A and 2B, the BOEM Designation of Operator, designations of applicant for Oil Spill Financial Responsibility purposes, BOEM assignment of record title and operating rights forms, and other documentation necessary to transfer ownership and operatorship of the Oil & Gas Interests to the Purchaser, in each case, in sufficient duplicate originals to permit recording in all appropriate jurisdictions and offices, and, without limiting the foregoing, Shell shall cause its Affiliate, Shell Pipeline Company LP, to execute and deliver the assignment of the right of way described in Exhibit 1 for the Pipelines in the form attached as Exhibit 2B.

(b)	Purchaser shall provide the Decommissioning Security. The BOEM Bonds must be fully executed by BOEM to be valid and to be counted as Decommissioning Security.

(c)	Purchaser shall furnish to each Seller its qualification card in relation to existing BOEM bonding requirements and collateral report.

(d)	Purchaser shall pay by wire transfer in immediately available funds to the each of the Sellers’ Accounts separately, or to the extent that the downward Adjustment resulting from the application of Section 6.1 exceeds the Purchase Price, each Seller shall pay to the Purchaser Account, such amount as is due to or by that Seller, as applicable, in accordance with the Preliminary Accounting Statement, exclusive of any bank or wire charges.

(e)	Purchaser shall procure that the ultimate parent company of Purchaser as of the Closing Date executes and delivers to each of the Sellers a Parent Company Guarantee in the form attached as Exhibit 9.

(f)	Such of the Parties as are listed on the consents in Exhibit 8A to 8E shall execute and deliver such consent in a form substantially similar to that in Exhibit 8A to 8E.

(g)	Each Seller shall execute and deliver the Non-Foreign Affidavit in the form attached hereto as Exhibit 6.

(h)	Purchaser and each Seller shall execute any other forms and declarations which are reasonably necessary to convey each Seller’s ownership interest in the Unit and the Oil & Gas Interests to Purchaser.

(i)	Purchaser and each Seller shall execute and deliver such other remaining documents, certificates, instruments or agreements which are contemplated by the transaction described herein or deemed necessary or appropriate by the Parties.

(j)	Purchaser shall have provided any collateral or security which Purchaser is obligated to provide pursuant to Section 4.5(c) of this Agreement.

(k)	Sellers shall provide evidence, in form and substance reasonably satisfactory to Purchaser, that any overriding royalty interests that are held by or on behalf of any Seller or any Affiliate of any Seller have been terminated with an effective date as of the Effective Date.

(l)	Purchaser shall each execute and deliver the PHA Joinder and Ratification in the form attached in Exhibit 4.

No agreement to be executed and delivered at the Closing, or action to be taken at the Closing, shall be valid and enforceable until all such agreements have been executed and delivered or actions have been taken, and all such agreements and actions shall be deemed to be effective concurrently.

4.5	Third Party Consents:

(a)	Promptly after the Execution Date of this Agreement, each Seller, for contracts listed on Exhibit 1 to which it is the counterparty, shall prepare and send notices to the holders of any consents to the transfer of the Oil & Gas Interests requesting consents to the transactions contemplated by this Agreement, which notices shall, with respect to contracts listed on Exhibit 8, be substantially in the form required by Exhibit 8 for such contract. Copies of these notices shall be simultaneously provided to Purchaser. The Parties shall use commercially reasonable efforts (at no cost to Sellers) to cause such consents to assignment to be obtained prior to Closing. Subject to Section 4.5(c), Purchaser shall cooperate reasonably with the Sellers in seeking to obtain such consents to assignment.

(b)	In no event shall the Sellers be required to transfer to Purchaser any contract interests for which a consent requirement has not been satisfied (which contract interests shall, if the relevant consent has not been obtained or waived on or before the Final Accounting Date, constitute Excluded Assets); provided however, except with respect to the contract interests described on Exhibit 8, if such consent requirement is subject to an express or implied provision to the effect that such consent may not be unreasonably withheld and the Sellers, in their sole discretion, determine that such consent is being unreasonably withheld, at Purchaser’s written request, Sellers may decide (whether at or after Closing) to assign such contract interest to Purchaser, and Sellers shall not be liable to Purchaser by reason of any inability or failure to obtain any such consent to assignment and Purchaser shall defend and indemnify each Seller for any matters in connection therewith.

(c)	If a consent is not obtained because there is a request from the consent holder that the Purchaser provide appropriate collateral or security, then Purchaser will use commercially reasonable efforts to provide any additional collateral or security to meet reasonable financial requirements demanded by a counterparty in order to obtain consents from such counterparty. If Purchaser fails to provide such collateral and Sellers (or the relevant Seller as the case may be) elect not to transfer the agreement pursuant to Section 4.5(b) above, Sellers (or the relevant Seller as the case may be) have all rights to terminate or amend that agreement.

(d)	None of the Sellers shall be liable to Purchaser by reason of any inability or failure to obtain any consent to assignment pursuant to this Section 4.5.

4.6	Post-Closing Obligations:

(a)	BOEM/BSEE Consent:

(i)	BOEM/BSEE Consent: Purchaser shall promptly after Closing file, all necessary or required BOEM/BSEE documents and permits to convey the Oil & Gas Interests to Purchaser and transfer operatorship to Purchaser or Purchaser’s Affiliate, Stone Energy Corporation, including, but not limited to, Designation of Operator on BOEM/BSEE Form 1123, Assignment of Record Title Interest in Federal OCS Oil and Gas Lease on BOEM Form 0150, and Assignment of Operating Rights Interest in Federal OCS Oil and Gas Lease Form 0151 and those regarding the assumption of plugging and abandonment responsibility.

(ii)	Recording & Filing: Subject to Section 4.6(a)(i) above, not later than thirty (30) days after Closing, Purchaser shall, at its sole expense (i) file or record the conveyance documents, including any notice documents, with the BOEM/BSEE and with any other appropriate governmental agencies or records office and (ii) file for approval with any applicable governmental agencies, other than BOEM/BSEE, all state and federal transfer and assignment documents for the Oil & Gas Interests. Purchaser shall provide a copy of each of same, including recording date, to each of the Sellers. Purchaser further covenants to take all such actions and provide such information as may be reasonably required by the BOEM/BSEE or customarily required by any other appropriate governmental agencies in connection with securing the approval of the assignments of the Oil & Gas Interests from the Sellers to Purchaser, including but not limited to the filing of any bonds, supplemental bonds, guarantees or other security.

(iii)	Pending Government Consent: Until the BOEM/BSEE consent is obtained, the following shall occur:

(A)	as necessary, the Sellers, in respect of their Working Interest, shall continue to hold record title to the Oil & Gas Interests as nominee for Purchaser;

(B)	Shell shall operate the Oil & Gas Interests in accordance with the TOSA; and

(C)	The obligations in Section 4.10 shall apply mutatis mutandis to the Purchaser.

(b)	Failure to Obtain BOEM/BSEE Consent

(i)	If the BOEM/BSEE does not approve the assignment of any Oil & Gas Interest by Sellers to Purchaser in order for title and operatorship to transfer to Purchaser within sixty (60) days of the Closing, plus, an additional thirty (30) day period in the event that BOEM/BSEE has not approved such assignments or transfer or operatorship for reasons beyond the reasonable control of Purchaser, or if Purchaser does not, within such period of time, meet the conditions imposed for approval of the assignment, after Purchaser has made a good faith effort to obtain the approval or permits or to satisfy the conditions, then Sellers may require reassignment of all the Oil & Gas Interests. The Oil & Gas Interests must be in the same condition, free of liens and encumbrances arising by, through or under Purchaser, on the reassignment date as they were on the Closing Date, reasonable wear and tear excepted.

(ii)	Upon reassignment, the Purchaser shall repay to each Seller the amount received by the Purchaser from each Seller at Closing (to put the Sellers in the place they were in immediately prior to Closing, which includes retention by the Sellers of the Performance Deposit), adjusted for operating expenses and revenue attributable to the period after the Closing but before reassignment. Purchaser will be responsible for all amounts due under contracts as to any Oil & Gas Interest that requires approval for assignment, from the Effective Time forward. This obligation will end only if the Oil & Gas Interests are reassigned under this Section 4.6(b).

(iii)	For reassignment of any Oil & Gas Interest under this Agreement, Purchaser will execute and deliver to Sellers a reassignment in a form satisfactory to Sellers and sufficient to place Sellers in the same position they occupied before the assignment to Purchaser, including reassignment of all Contract Rights. Purchaser’s release and discharge of Sellers and its Related Parties, its covenant not to sue Sellers or its Related Parties, and its obligations to indemnify, defend, and hold Sellers and its Related Parties harmless will apply to Oil & Gas Interests that are reassigned for the period of Purchaser’s ownership, and the reassignment instrument will restate Purchaser’s obligations.

(c)	Notices to Third Parties: Purchaser and each Seller (in respect to contracts to which that Seller is counterparty) shall, promptly after the Closing Date, notify all lessors, royalty owners, purchasers of production, other contract parties and governmental agencies that Purchaser has purchased the Oil & Gas Interests, subject to BOEM/BSEE’s consent, and has assumed liability for their continued operation from and after the Closing.

(d)	Business Records:

(i)	As soon as practicable after Closing, but in any event within ninety (90) days after Closing, each Seller shall deliver to Purchaser its Business Records (subject to the limitations contained in this Agreement). Seller is not obligated to provide copies of any Sellers’ Records. Other than originals or last-remaining copies, each Seller reserves the right to access (and copy at such Seller’s expense) all records delivered by such Seller for a period of seven (7) years from the Effective Time (and Purchaser agrees to grant such Seller access to the relevant Business Records during Purchaser’s normal business hours). Where the electronic version of the relevant well data desired by Purchaser is held by a third-party vendor, Purchaser will be solely responsible for the cost to obtain same from the vendor. Purchaser acknowledges that Sellers have the right to retain copies of any Business Records for Sellers’ personal records.

(ii)	If the Business Records provided are originals or the last-remaining copies, Sellers may have access to them at reasonable times and upon reasonable notice during regular business hours for as long as any Oil & Gas Interest is in effect after the Effective Time (or for 21 years in the case of a mineral fee or other non-leasehold interest or a longer period if required by law or governmental regulation). Sellers may, during this period and at its expense, make copies of the data and records pursuant to a reasonable request.

(iii)	If Purchaser transfers any portion of Oil & Gas Interests, Purchaser shall ensure that this records retention obligation shall continue as its assignee’s obligation; provided, however, that Sellers’ rights pursuant to this Section 4.6(d) are (A) personal to each Seller and may not be assigned, transferred, conveyed, or otherwise alienated in any respect (other than by merger, change of control or assignment of shares) and (B) are subject to Section 10.19.

(iv)	Sellers shall only be required to use reasonable efforts to retrieve and provide paper records of the Business Records and shall not be liable to Purchaser if any such paper records cannot be located despite the use of Sellers’ reasonable efforts.

(e)	Use of Name: On or before thirty (30) days after Purchaser has received BOEM/BSEE consent, Purchaser will remove, or cause to be removed, from the Platforms & Facilities pertaining to the Oil & Gas Interests, the name, logo and service mark of Shell or any of the Sellers and all variations and derivations thereof, and will not thereafter make use thereof. Purchaser will deliver a letter to Shell in accordance with Section 10.6 certifying that it has satisfied the requirements of this Section 4.6(e).

(f)	Notice to Remitters of Proceeds: On and from the Closing Date, Purchaser shall be responsible for contracting for and arranging the sale and transportation of oil and gas unless otherwise agreed by a Seller and Purchaser. After the Closing, the Parties shall inform the remitters of any proceeds attributable to the Oil & Gas Interests to pay Purchaser to the extent practical for revenues attributable to after the Effective Time. To the extent that any remitter pays revenues to the incorrect Party, that Party shall promptly remit such revenues (without interest) to the correct Party to the extent not already dealt with in the Adjustments.

4.7	Production Handling Fees.

(a)	Commencing and effective as of the first day of the month following the month in which the Closing occurs, Purchaser shall remit to Sellers, subject to Section 4.7(g), on a monthly basis, an amount equal to twenty-five percent (25%) of the gross production handling fees (“Production Handling Fees”) actually received by Purchaser pursuant to Section 5.3.2 of that certain Production Handling, Transportation and Operating Services Agreement for Viosca Knoll Block 999 (Stonefly) at Viosca Knoll Block 912 (Ram Powell TLP) dated September 29, 2017, by and between Sellers and certain other parties (“PHA”), until the total amount received by Sellers in the aggregate equals seventy-five million dollars ($75,000,000), after which time Purchaser’s obligations in this Section 4.7 shall terminate and be of no further force and effect (such period being the “PHA Fee Period”).

(b)	By January 31 of each year of the PHA Fee Period, Purchaser shall send to each Seller a report relating to the production under the PHA for the prior calendar year.

(c)	The payments due under this Section 4.7 shall be due and payable within thirty (30) days of the immediately following month end and shall be delinquent if not paid within said thirty (30) day period. If Purchaser fails to pay the amounts due on or before the relevant due date, the unpaid amount will bear interest at the rate of one percent (1%) for each month or fraction of a month, by which payment is delayed, or the maximum lawful rate, whichever is less, until paid in full (with interest).

(d)	The Sellers, upon notice in writing to Purchaser, shall have the right to audit Purchaser’s accounts and records relating to Production Handling Fees and any other records related to the determination of the Production Handling Fees (but only to the extent Purchaser is legally able to provide access to such accounts and records under the PHA) due Sellers for any calendar year within the twenty-four (24) month period following the end of such calendar year; provided however, that the Sellers may only audit such records of the Purchaser once during each relevant calendar year. Purchaser shall maintain supporting data and accounting records consistent with generally accepted accounting principles, and, subject to the immediately preceding sentence, the employees and agents of the Sellers shall have the right to reproduce and retain for the purpose of audit, any of these documents. Subject to the immediately following sentence, no Party shall be liable to the other Party for auditing costs incurred by the other Party relating to the carrying out of an audit hereunder. If for any reason Sellers are not permitted to audit the accounts and records relating to the Production Handling Fees and any other records related to the determination of the Production Handling Fees, then Sellers may, at Sellers’ cost, engage an independent accounting firm to verify that Purchaser has complied with this Section 4.7, including the amounts due, owing and paid to the Sellers hereunder.

(e)	It is understood and agreed that the Production Handling Fees contained in this Section 4.7 will be a permanent burden on the Leases and the Unit until the aggregate amount set forth in Section 4.7(a) is paid and will continue in effect as to each Lease and the Unit for so long as each Lease and the Unit remains in effect. In the event Purchaser secures a renewal or extension for any Lease or the Unit, covering all or any part of the land previously covered or included therein, then the Production Handling Fees will continue to apply to such renewed or extended Lease or Unit. A “renewal” or “extension” of a Lease or the Unit as those terms are used in this Section 4.7 shall mean any lease, leases or unit covering all or a part of the land covered by the Leases that is executed by Purchaser within eighteen (18) months from the termination of any Lease.

(f)	If the Purchaser transfers, assigns or coveys (by merger, consolidation or otherwise) any interest in the Leases, the Unit or the PHA, the provisions of this Section 4.7 shall continue to apply to Purchaser and any successor owner and any such successor owner must assume this obligation under any such transfer, assignment or conveyance transaction, and Purchaser shall remain secondarily liable for the continued payments under this Section 4.7.

(g)	All payments to be made by Purchaser under this Section 4.7 shall be paid to Exxon, Shell and Anadarko in the following percentages.

ExxonMobil	31%
Shell	38%
Anadarko	31%

Within thirty (30) days prior to Purchaser expecting to receive the first Production Handling Fees, Purchaser shall notify the Sellers and request each Seller’s banking account details for the payments due from Purchaser under this Section 4.7.

4.8	Parent Company Guarantee: In the event that Purchaser consummates its previously announced transaction for the combination of Purchaser and its Affiliates with Talos Energy LLC, and, as a result of such transaction, Stone Energy Corporation is no longer the ultimate parent of Purchaser, Purchaser shall cause its ultimate parent to deliver a Parent Company Guarantee, in the form attached hereto as Exhibit 9, within ten (10) days of the completion of such combination between the Purchaser and its Affiliates and Talos Energy LLC. In the event the entity providing the Parent Company Guarantee at any time ceases to be the then current ultimate parent of the company group consisting of Purchaser, the new ultimate parent will provide a new guaranty, in the form attached hereto as Exhibit 9.

4.9	Certain Information to be Provided to Purchaser: If following Closing Purchaser is required under the applicable rules and regulations of the Securities and Exchange Commission to make disclosures, including Regulation S-X and Rule 3-05, each Seller acting separately shall, for a period of forty-five (45) days (which each Seller shall reasonably extend to the extent necessary to permit Purchaser to comply with such rules and regulations so long as Purchaser has used all reasonable efforts to diligently prepare the required disclosures within such forty-five (45) day period), promptly upon Purchaser’s written request to such Seller, provide to Grant Thornton LLP (or such other auditor as agreed between the Parties if a conflict exists at the time of such a request by the Purchaser or otherwise) (a) such financial statements or other information as may be reasonably requested in writing by Purchaser, (b) reasonable access to a representative of each Seller having knowledge of such financial statements and (c) information or relevant extracts of the books and records of each Seller, in each case, to the extent directly related to the assigned Oil & Gas Interests but only to the extent absolutely necessary to permit Purchaser or its Affiliates to prepare, at Purchaser’s sole cost, expense and risk, audited financial statements reflecting gross revenues and direct lease operating expenses related to the Oil & Gas Interests that are required under the applicable rules and regulations of the Securities and Exchange Commission, including Regulation S-X and Rule 3-05 thereof. Such access shall be limited to information for the twelve-month periods ending December 31, 2015, December 31, 2016 and December 31, 2017, and the three-month periods ending March 31, 2017 and March 31, 2018, to the extent that the Oil & Gas

Interests were owned by that Seller and that exists in Seller’s offices. Purchaser will provide each Seller with a complete information request listing all financial and accounting information necessary to conduct said review. Each Seller will cooperate reasonably with such accounting firm to complete the actions contemplated in this paragraph within a reasonable time of any request. Such accounting firm shall not disclose information to Purchaser or any other third party that is proprietary to any Seller or its Affiliates, including gas and liquids sales prices, other than gas and liquid prices related to oil and gas sold by that Seller for the period from the Effective Time, in each case, except to the extent otherwise required by law or as agreed by such Seller. Purchaser shall reimburse Seller for its actual, reasonable costs in providing (a), (b) and (c) above. Seller shall provide to Purchaser an estimate of such costs after receipt of the information request mentioned above and prior to such accounting firm beginning its review. Purchaser shall reimburse each Seller within 30 days of receipt of an invoice covering such costs.

4.10	Operation of Business. Until the Closing, Sellers shall not (a) terminate, materially amend, or extend any Material Contract; (b) enter into any commitment for the expenditure of money with respect to the Oil & Gas Interests that would be binding on the Oil & Gas Interests after the Closing Date and that would commit Purchaser, as successor to Sellers, to spend more than three hundred thousand United States Dollars ($300,000); or (c) grant or create any preferential purchase right or consent to assign with respect to any Oil & Gas Interest.

5.	GENERAL REPRESENTATIONS AND WARRANTIES

5.1	Seller’s Representations & Warranties: Each Seller with respect to itself, severally and not jointly with the other Sellers (with no Seller having any liability to Purchaser for any breach by any other Seller of any representation and warranty under this Section 5), represents and warrants to Purchaser, that as of the Execution Date and as of the Closing Date:

(a)	Organization. In the case of Shell and Anadarko, it is duly incorporated or formed, validly existing and in good standing under the laws of Delaware and is duly qualified to carry on its business in the states of Texas and Louisiana, and in the outer continental shelf of the United States.

In the case of Exxon, it is duly incorporated or formed, validly existing and in good standing under the laws of New Jersey and is duly qualified to carry on its business in the states of Texas and Louisiana, and in the outer continental shelf of the United States.

(b)	Validity of Agreement. It has the corporate or limited partnership power to carry on its business as presently conducted, to execute and deliver this Agreement and the other agreements and documents contemplated hereby and to perform its obligations under this Agreement and the other agreements and documents contemplated hereby. This Agreement has been duly executed and delivered and constitutes a valid and binding obligation on that Seller, duly authorized and enforceable against it in accordance with the terms hereof, subject to applicable bankruptcy and other similar laws affecting creditor’s rights and to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)	No Conflict. This Agreement, and the execution and delivery hereof by Seller, does not, and the consummation of the transaction contemplated hereunder will not, (i) violate any provision of or constitute a default under, the certificate of incorporation, by-laws or limited partnership agreement of Seller or, (ii) to Seller’s Knowledge (A) violate any law to which Seller is subject or (B) violate any provision of any material agreement, indenture, mortgage, lien, lease, instrument, order, arbitration award, judgment or decree to which Seller is a party or by which it or any of the Oil & Gas Interests are bound, except that the BOEM/BSEE must approve the assignment to Purchaser of the Oil & Gas Interests and any submitted Designation of Operator forms.

(d)	Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated or threatened against Seller.

(e)	Compliance. To the Seller’s Knowledge, as of the date hereof, and subject to Sections 8.1, 8.2, and 8.4, no Seller or any of the Oil & Gas Interests is in violation of (i) any applicable laws, regulations, ordinances, rules, orders or mandates, including those promulgated by the BOEM/BSEE, (ii) the obligations, conditions and covenants under the terms of each Lease or (iii) the Material Contracts and other contracts, agreements, instruments and orders listed on Exhibit 1, where such non-compliance in any of (i), (ii) or (iii) above would materially and adversely affect the value to Purchaser of the Oil & Gas Interests or the production therefrom; provided that the warranty above is not applicable to obligations or liability under Environmental Law.

(f)	Royalties. To Seller’s Knowledge, as of the date hereof, Seller has properly paid when due all royalties, rentals, shut-in payments and all other burdens, charges or encumbrances to which the Oil & Gas Interests are subject, except where such failure to pay would not materially and adversely affect the value to Purchaser of the Oil & Gas Interests or the production therefrom.

(g)	Litigation. There is no material Claim, dispute, investigation or other proceeding pending before any court, governmental agency, or arbitrator, or, to Seller’s Knowledge, overtly threatened against Seller or any Affiliate of Seller with respect to the Oil & Gas Interests.

(h)	Taxes. To Seller’s Knowledge (i) all Taxes payable by any Seller with respect to the Oil & Gas Interests have been timely paid in full, (ii) no portion of the Oil & Gas Interests is subject to any arrangement between Seller (or an Affiliate) and any other Person that is or should be treated as a partnership for U.S. federal income tax purposes and (iii) no Seller is a foreign person within the meaning of Section 1445 of the Code or the Treasury Regulations promulgated thereunder.

(i)	Material Contracts. Schedule 5.1(i) contains a list of the Material Contracts. Seller is not in default under any Material Contract and there are no current notices received by any Seller of the exercise of any termination of a Material Contract. Other than the Material Contracts, there are no:

(i)	exploration agreements, farmout agreements, farmin agreements, or any contracts or agreements pursuant to which any third party has the right to earn or acquire an interest in the Leases or Easements;

(ii)	agreements for indebtedness or securing any indebtedness, including any sale-leaseback agreement, bond, and letter of credit relating to the Leases or Easements;

(iii)	agreements that contain minimum volume or throughput commitments;

(iv)	other than preferential purchase rights waived pursuant to Section 4.1, an agreement under which any third party has the preferential rights to purchase an interest in the Leases or the Easements;

(v)	hydrocarbon sale, marketing, hedging, gathering, treating, transportation, processing, or storage agreements, or agreements containing acreage or lease dedications, capacity reservation charges, facilities use charges, capital reimbursement charges, or demand charges;

(vi)	area of mutual interest agreements; or

(vii)	contracts or agreements between or among any Seller and any Affiliate of any Seller, other than those listed in Exhibit 1, or any other agreement expressly contemplated by (and which have been disclosed to Purchaser pursuant to) this Agreement;

in each case above, only to the extent such contracts, agreements or arrangements would be binding on the Purchaser or on Purchaser’s ownership or operation of the Oil & Gas Interests after Closing.

(j)	Anti-Bribery. In relation to the transactions the subject of this Agreement, none of Seller nor any of its Affiliates has made, offered or authorized any payment, gift, promise or other advantage, whether directly or through any other Person, to or for the use or benefit of any Government Official or any Person where such payment, gift, promise or other advantage would (i) comprise a Facilitation Payment; and/or (ii) violate any of the Anti-Bribery and Money-Laundering Laws or any other applicable law.

(k)	Imbalances. There are no Imbalances affecting any portion of the Oil & Gas Interests.

(l)	Liability for Brokerage Fees. There are no brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation to an intermediary as a result of undertakings or agreements of Seller or any Affiliate of Seller in connection with the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby for which Purchaser will have, directly or indirectly, any responsibility, liability or expense.

(m)	AFEs. Except as set forth in Schedule 5.1(m), as of the date of this Agreement, there are no outstanding authorities for expenditure which are binding on the Oil & Gas Interests and which Seller reasonably anticipates will individually require expenditures by Seller or its successor in interest from and after the Effective Time in excess of Two Hundred Fifty Thousand Dollars ($250,000).

(n)	Burdens on Production. Other than lessor’s royalty under the Leases, there are no overriding royalty interests, production payments, or other burdens measured as a share of production or as a share of the proceeds of the sale of production from, or attributable to, the Leases.

5.2	Limitations on Seller’s Representations & Warranties:

(a)	Except as and to the extent expressly set forth in Section 5.1, (i) each Seller makes no representations or warranties, express or implied, and (ii) each Seller expressly disclaims all liability and responsibility for any representation, warranty, statement or information made or communicated (orally or in writing) to Purchaser or any of its Affiliates, Related Parties, agents, consultants or representatives (including any opinion, information, projection or advice that may have been provided to Purchaser by any Related Party, agent, consultant, representative or advisor of each Seller or any Affiliates thereof).

(b)	The disclosure by any Seller of any matter shall not imply the existence of any representation, warranty, undertaking or assurance by the Sellers or any Seller not expressly given in this Agreement, nor shall it serve to extend the scope of any representation or warranty. A disclosure on one Disclosure Schedule shall be deemed to apply to all representations and warranties given by Sellers under this Article 5.

5.3	Purchaser’s Representations & Warranties: Purchaser represents and warrants to Seller, that as of the Closing Date:

(a)	Organization. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and is duly qualified to carry on its business in the states of Texas and Louisiana and in the outer continental shelf of the United States.

(b)	Validity of Agreement. Purchaser has the limited liability company power to carry on its business as presently conducted, to execute and deliver this Agreement and the other agreements and documents contemplated hereby and to perform its obligations under this Agreement and the other agreements and documents contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and constitutes a valid and binding obligation of

Purchaser, duly authorized and enforceable against it in accordance with the terms hereof, subject to applicable bankruptcy and other similar laws affecting creditor’s rights and to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Purchaser has all authority and prior written consent to enter this transaction from Talos Energy LLC insofar as this transaction is a transaction which requires the prior consent under the terms of the acquisition agreement between the Purchaser and Talos Energy LLC.

(c)	No Conflict. This Agreement, and the execution and delivery hereof by Purchaser, does not, and the consummation of the transaction contemplated hereunder will not, (i) violate any provision of, or constitute a default under, the certificate of incorporation, by-laws or limited partnership agreement of Purchaser or, (ii) violate any law to which Purchaser is subject or (iii) violate any provision of any agreement, indenture, mortgage, lien, lease, instrument, order, arbitration award, judgment or decree to which Purchaser is a party, in each case, immediately prior to the Closing Date.

(d)	Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings currently existing or continuing, pending, being contemplated or threatened against Purchaser or to Purchaser’s Knowledge, any direct or indirect shareholder of Purchaser that is an Affiliate of Purchaser.

(e)	Receipt of Data. Purchaser has had the opportunity to perform due diligence on the Oil & Gas Interests, which includes physical inspection(s), environmental assessment(s), reviewing well data and other files requested by Purchaser, making inquiries of Sellers and performing all necessary tasks involved in evaluating the Oil & Gas Interests.

(f)	Independent Evaluation. Purchaser is an experienced and knowledgeable investor and operator in the Oil & Gas business and is experienced with the usual and customary practices of producers such as the Sellers. In making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser has relied solely on the basis of its own independent due diligence investigation of the Oil & Gas Interests, relying upon Purchaser’s own legal, financial, engineering and technical expertise and advisors. Accordingly, Purchaser acknowledges that the Sellers have not made, nor has any member of the any of the Sellers’ Group nor any Person acting on behalf of any Seller, and each Seller hereby expressly disclaims and negates, any representation or warranty (other than those express limited representations and warranties made in Section 5.1), whether express or implied, at common or civil law, by statute or otherwise.

(g)	No Securities Distribution. Purchaser intends to acquire the Oil & Gas Interests for Purchaser’s own benefit and account and not with a view of making any distribution of securities, within the meaning of the Securities Act of 1933, as amended.

(h)	Litigation. There is no Claim, dispute, investigation or other proceeding pending before any court or governmental agency or, to Purchaser’s Knowledge, overtly threatened against Purchaser or any Affiliate of Purchaser which challenges the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(i)	Qualification. Purchaser is qualified to own and operate federal oil and gas leases in accordance with applicable laws, rules, regulations and orders applicable to their ownership and operation in the outer continental shelf of the Gulf of Mexico. Further, Purchaser is unaware of any fact or circumstance that would preclude or inhibit the unconditional approval by the BOEM/BSEE or any other applicable governmental agency of Purchaser’s ability to own and operate the Oil & Gas Interests.

(j)	Knowledge of Breach. Purchaser has no Knowledge of any breach by any Seller of the representations or warranties of the Sellers set forth in Section 5.1.

(k)	Anti-Bribery. In relation to the transactions the subject of this Agreement, none of Purchaser and any of its Affiliates has made, offered or authorized any payment, gift, promise or other advantage, whether directly or through any other Person, to or for the use or benefit of any Government Official or any Person where such payment, gift, promise or other advantage would (i) comprise a Facilitation Payment or (ii) violate the Anti-Bribery and Money-Laundering Laws or any other applicable law.

(l)	Financing. Prior to Closing, Purchaser will have arranged to have available sufficient funds to enable Purchaser to pay the Purchase Price to the Sellers at Closing and otherwise to perform Purchaser’s obligations under this Agreement, the Unit Agreement and all other agreements related hereto and thereto.

(m)	Liability for Brokerage Fees. There are no brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation to an intermediary as a result of undertakings or agreements of Purchaser or any Affiliate of Purchaser in connection with the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby for which the Sellers will have, directly or indirectly, any responsibility, liability or expense.

5.4	Sellers’ Insurance: Purchaser acknowledges and agrees that; (a) no insurance policies arranged for the benefit of or provided to any Seller or any member of such Seller’s Group, including any current insurance policies relating to the business or assets of any Seller (“Current Insurance Policies”), shall continue after Closing and (b) Purchaser shall not, and shall procure that no member of the Purchaser Group shall, make any Claims under any such insurance policies or insurance coverage in respect of facts, events or circumstances arising prior to Closing. Purchaser further hereby acknowledges and agrees that no historic insurance coverage provided by or to any Seller, including the Current Insurance Policies, shall be available to Purchaser at any time, whether before or after Closing. Purchaser further acknowledges and agrees that it has no right, title or interest in any unearned premiums on any policies maintained by or for the benefit of any Seller or any member of the such Seller’s Group.

5.5	Supplemental Information: From time to time until the Closing, Sellers may supplement or amend the Schedules and representations and warranties (other than the Fundamental Representations) with respect to any matter of which Sellers have Knowledge and which matter is first existing or occurring following the Execution Date that (a) if existing or occurring at or prior to the Execution Date, would have been required to be set forth or described in the Schedules, or (b) is necessary to correct any information in the Schedules or the representations or warranties (other than the Fundamental Representations) that has been rendered inaccurate thereby. No modification, supplement or amendment to the Schedules or the representations or warranties (other than the Fundamental Representations) shall have any effect and shall not be considered for purposes of determining whether the conditions set forth in Section 4.2(a) and Section 4.4 have been fulfilled; provided that, if the Closing occurs, then any matters disclosed by Sellers to Purchaser pursuant to any such modification, supplement, or amendment after the date hereof but prior to the Closing shall be deemed waived by Purchaser for purposes of any breach of any representation and warranty hereunder and the indemnification rights of Purchaser under Section 9.1(b)(i) with respect thereto.

6.	ACCOUNTING FOR REVENUE & EXPENSES

6.1	Adjustments: The Purchase Price shall be adjusted by the following adjustments, the sum of which may be positive or negative (the “Adjustments”), provided that no amount shall be double counted in two or more adjustments;

(a)	Decreased by all Revenues;

(b)	Increased by all Expenses;

(c)	Increased by all Inventory; and

(d)	Increased or decreased, as applicable, by all Imbalances.

All Adjustments shall be made in accordance with Seller’s past accounting practices, consistently applied; provided, however, that, as used herein, the terms “earned” and “incurred” shall be interpreted in accordance with U.S. generally accepted accounting procedures, consistently applied.

6.2	Preliminary Accounting Statement: Not less than five (5) days prior to Closing, Shell, on behalf of the Sellers, shall deliver to Purchaser a good faith estimated accounting (the “Preliminary Accounting Statement”), prepared in a manner consistent with the Sellers’ past accounting practices, showing; (i) an estimate of all the Adjustments which are expected to be made at the Closing Date for the purposes of calculating the Final Purchase Price; and (ii) the allocation of the Final Purchase Price between the Sellers.

6.3	Final Accounting Statement: On or before ninety (90) days after the completion of the transition services provided under the TOSA, Shell, on behalf of the Sellers, shall prepare and deliver to Purchaser an accounting statement (the “Final Accounting Statement”) showing the Sellers’ good faith updated determination of the Adjustments and any changes to the calculation of the Adjustments from the calculations in the Preliminary Accounting Statement. If those changes result in an increase or decrease to the Final Purchase Price, the Purchaser shall make such payment to the Sellers or the Sellers shall make a payment to the Purchaser, as the case may be. The Parties shall cooperate in a commercially reasonable manner to avoid split month accounting for revenue. To the extent reasonably required by Shell, Purchaser shall assist in the preparation of the Final Accounting Statement in accordance with the terms of this Section 6.3. Purchaser shall have the right to audit the Final Accounting Statement. The Parties’ failure to complete the Final Accounting Statement shall not constitute a waiver of the right to receive any amount otherwise due. The Final Accounting Statement shall become final and binding upon the Parties and payable thirty (30) days after receipt thereof by Purchaser (the “Final Accounting Date”) unless Purchaser gives written notice of its desire to audit (an “Accounting Notice”) to the Sellers prior to such date. Time is of the essence with respect to the Accounting Notice. Any Accounting Notice that sets out a disagreement shall specify in detail the dollar amount, nature and basis of any disagreement so asserted. Purchaser shall not be entitled to dispute any Expense made by the Sellers that is materially consistent with the Sellers’ past practices. If an Accounting Notice is received by the Sellers in a timely manner, then, following any requested audit, the Final Accounting Statement (as revised in accordance with Section 6.4) shall become final and binding on the Parties and any amounts due shall be payable by the earlier of ninety (90) days after (i) the date the Sellers and Purchaser agree in writing with respect to all matters as to which there is a disagreement or (ii) the date on which the Accounting Referee issues its decision as provided in Section 6.4.

6.4	Disputed Accounting Notice: During the sixty (60) days following the date of receipt by Shell of an Accounting Notice which requests an audit, Shell shall make available the records reasonably necessary to permit the audit and Shell and Purchaser shall attempt (in good faith) to resolve in writing any differences that they may have with respect to all matters specified in the Accounting Notice or discovered in the audit. If, at the end of such sixty (60) day period, Shell and Purchaser have not reached agreement on such matters, the matters that remain in dispute shall be submitted to a neutral accountant (the “Accounting Referee”) for review and final binding resolution. The Accounting Referee shall be a certified public accountant agreed upon by the Parties (or if such person is unable or unwilling to serve or if the Parties cannot agree, such person selected by the Houston, Texas office of the American Arbitration Association who is an employee or partner of a recognized independent public accounting firm with expertise and experience in oil and gas accounting in the Gulf of Mexico). All determinations and adjustments with respect to allocating items to the period prior to or after the Effective Time shall be in accordance with generally accepted accounting principles, consistently applied, and this Agreement. The Parties shall endeavor to cause the Accounting Referee to render a decision resolving the matters in dispute within fifteen (15) days following their submission to the Accounting Referee. The Sellers and Purchaser shall each be responsible for one-half of the fees and expenses of the Accounting Referee. In the event the disagreement relates to a contract interpretation matter as opposed to an accounting matter, such matter shall be resolved pursuant to the provisions of Section 10.10 and not this Section 6.

6.5	Additional Proceeds and Expenses: If, prior to the second anniversary of the Closing Date, a Party receives any proceeds or pays any additional expenses for or on behalf of the other Party, it shall promptly invoice the other Party for such expenses (which Party shall promptly pay such invoice) or remit to the other Party the proceeds received (to the extent such amounts had not been previously accounted for in the Final Accounting Statement). No claim made pursuant to this Section 6.5 shall be valid unless it is brought prior to the second anniversary of the Closing Date.

6.6	Taxes: With respect to the Oil & Gas Interests or production from the Oil & Gas Interests:

(a)	Transfer Taxes: Any excise, sale, use, transfer, stamp, documentary, filing recordation and other similar Taxes imposed on the assignment of the Oil & Gas Interests pursuant to this Agreement (“Transfer Taxes”) will be borne by Purchaser. The Parties will reasonably cooperate in good faith to minimize, to the extent permissible under applicable law, the amount of any such Transfer Taxes.

(b)	Seller’s Tax Indemnity: Each Seller will be liable, on a several and not on a joint basis for, and will indemnify and hold harmless Purchaser Group from and against, (i) all ad valorem, property and other similar Taxes (“Property Taxes”) imposed on or with respect to its percentage ownership of the Oil & Gas Interests, that are attributable to any taxable period, and portions thereof, ending prior to the Effective Time (the “Pre-Effective Time Period”), (ii) each Seller’s income taxes and franchise taxes (collectively, “Income Taxes”) associated with Seller’s acquisition, ownership, or operation of the Oil & Gas Interests prior to the Effective Time or based upon the sale of the Oil & Gas Interests from such Seller to Purchaser and (iii) any Taxes other than Property Taxes, Transfer Taxes, and Income Taxes (“Other Taxes”) imposed on or with respect to the ownership or operation of the Oil & Gas Interests or production from the Oil & Gas Interests that are attributable to a Pre-Effective Time period.

(c)	Purchaser’s Tax Indemnity: Purchaser will be liable for, and will indemnify and hold harmless each Seller and its Affiliates from and against, (i) all Property Taxes imposed on or with respect to the ownership of the Oil & Gas Interests that are attributable to any taxable period, beginning on or after the Effective Time (the “Post-Effective Time Period”) and (ii) all Taxes imposed on Purchaser as a result of the purchase of the Oil & Gas Interests or production from the Oil & Gas Interests, including Transfer Taxes as provided in Section 6.6(a), and (iii) any Other Taxes imposed on or with respect to the ownership or operation of the Oil & Gas Interests or production from the Oil & Gas Interests that are attributable to a Post-Effective Time Period.

(d)	Tax Refunds: If a Party receives a refund (whether as a refund, credit, offset or otherwise) of Taxes for which the other Party is liable pursuant to this Section 6.6, then the recipient shall promptly pay to the other Party the amount of such refund, less any reasonable costs incurred in obtaining the refund.

(e)	Tax Returns: Each Seller will prepare and file all Tax Returns with respect to Taxes for which it is responsible pursuant to Section 6.6(b) and (c) and pay to the appropriate Governmental Authority all Taxes required to be paid with such Tax Returns. Purchaser will prepare and file all Tax Returns with respect to Taxes for which it is responsible pursuant to Section 6.6(b) and (c) and pay to the appropriate Governmental Authority all Taxes required to be paid with such Tax Returns.

(f)	Cooperation: Each Seller and Purchaser shall (i) each provide the other such assistance as may reasonably be requested in connection with the preparation of any Tax Return, audit or other examination by any Governmental Authority, or any proceeding relating to Taxes, (ii) each retain and provide the other on request, at the expense of the requesting Party, with any material records or information which may be relevant to such Tax Return, audit or proceeding, (iii) each provide the other with the supporting calculations for any amount shown as due on any Tax Return of the other for any period and (iv) each provide the other with any information received from any Governmental Authority relating to any investigation, audit or other proceeding with respect to any Taxes for which the other is liable pursuant to this Section 6.6.

(g)	Indemnification Period: If Taxes, other than income taxes based on the sale of the Oil & Gas Interests from the Sellers to Purchaser, for which either the Sellers or Purchaser has an indemnification obligation under this Section 6.6 is paid by the respective indemnified Party (or any Affiliate of the indemnified Party), then, the indemnifying Party will make a payment to the indemnified Party for such Tax within sixty (60) Business Days after the indemnifying Party receives a written request for payment from the indemnified Party.

(h)	Survival and Conflict: Notwithstanding any other provision of this Agreement to the contrary, the obligations of the Parties hereto set forth in this Section 6.6 will survive until thirty (30) days following the expiration of the applicable Tax statute of limitations date, and will not be subject to any limitations, conditions or requirements contained in other Sections of this Agreement; provided, however, that written notice of a Claim specifying in reasonable detail the specific nature of the disputed taxes (“Tax Dispute”) delivered in good faith and received within thirty (30) days following the expiration of the applicable Tax statute of limitations date shall survive until the earlier to occur of (A) the date on which a final non-appealable resolution of the matter described in such Tax Dispute has been reached or (B) the date on which the matter described in such Tax Dispute has otherwise reached final resolution. Further, in the event of a conflict between the provisions of this Section 6.6 and any other provision of this Agreement, this Section 6.6 will prevail.

7.	OBLIGATIONS OF THE PARTIES

7.1	Purchaser’s Assumed Obligations: Purchaser hereby fully assumes and shall assume and perform all of the duties, obligations and liabilities of ownership of the Oil & Gas Interests from the Effective Time, including without limitation, as follows:

(a)	all Claims, liabilities, duties and obligations that arise from the ownership or operation of the Oil & Gas Interests, whether prior to or after the Effective Time;

(b)	the express and implied obligations, conditions and covenants under the terms of each Lease, other instruments in the chain of title, the contracts, agreements, instruments and orders to the extent any of the foregoing are listed on Exhibit 1, whether prior to or after the Effective Time;

(c)	compliance with all applicable laws, regulations, ordinances, rules, orders and mandates, and the procurement and maintenance of all permits and bonds required by governmental authorities relating to the Oil & Gas Interests;

(d)	payment of all royalties, rentals, shut-in payments and all other burdens, charges or encumbrances to which the Oil & Gas Interests are subject on and after the Effective Time;

(e)	properly accounting for and disbursing production proceeds from the Oil & Gas Interests on and after the Effective Time;

(f)	all liability for all oil or gas imbalances of any kind associated with the ownership of the Oil & Gas Interests, except for the Imbalances; and

(g)	all liabilities, duties and obligations set forth in Sections 7.2 and 7.3;

collectively, the “Assumed Obligations”.

7.2	Plugging and Abandonment of Wells, Decommissioning of Facilities: Purchaser assumes full responsibility and liability for all plugging, abandonment, re-abandonment, removal, restoration and decommissioning obligations with respect to the Oil & Gas Interests (including without limitation all those obligations defined in this Agreement as Final Decommissioning and all obligations under 30 CFR 250.1700 et seq. or any successor regulations), regardless of whether such obligations relate or are attributable to the ownership or operation of the Oil & Gas Interests prior to or after the Effective Time. Purchaser shall pay all costs and expenses associated with any such plugging and abandoning, removal, restoration and decommissioning, including Final Decommissioning.

7.3	Environmental Obligations: Purchaser assumes full responsibility and liability for the environmental condition of the Oil & Gas Interests (“Environmental Obligations”), including without limitation, Claims arising out of the following circumstances, conditions, occurrences, events and activities on or related to the Oil & Gas Interests, regardless of whether occurring, arising or resulting from any acts or omissions of any of the Sellers or any other Person prior to the Effective Time or the condition of the Oil & Gas Interests when acquired:

(a)	environmental pollution or contamination, including pollution or contamination of the soil, seafloor, subsurface, sea, groundwater or air by hydrocarbons, brine, hazardous wastes, hazardous substances, asbestos, NORM or otherwise;

(b)	underground injection activities and waste disposal onsite;

(c)	clean-up responses and the cost of remediation, control, assessment or compliance with respect to surface, sea floor and subsurface pollution or contamination;

(d)	disposal on or about the Oil & Gas Interests of any hazardous substances, wastes, materials and products generated by or used in connection with the ownership or operation of the Oil & Gas Interests; and

(e)	compliance or noncompliance with, or satisfaction of remedies provided under, any Environmental Law.

7.4	Decommissioning Security and Ongoing Decommissioning Obligations:

(a)	Pursuant to Section 4.4(b), Purchaser shall provide the Decommissioning Security to the Sellers at Closing, the BOEM Bonds to be in the allocation specified in Exhibit 5C.

(b)	Any change to a BOEM Bond shall require approval from the Sellers and BOEM. If the penal sums of the BOEM Bonds are reduced or increased for any reason other than decreases due to amounts called by any Seller or that are permitted pursuant to Section 7.4(f), then within forty-five (45) days of such reduction, the Purchaser shall (or, with respect to increases in the penal sum of the BOEM Bond, shall be entitled to) replace the Seller Bond with a new Seller Bond for an amount which represents the Decommissioning Security Amount less the new amount secured by the reduced (or increased) BOEM Bond.

(c)	Survival of Decommissioning Security

(i)	The obligation of the Purchaser to provide Decommissioning Security shall survive:

(A)	any assignment, in whole or in part, of the Oil & Gas Interests,

(B)	any change in Control (as defined in Section 1.1), or

(C)	bankruptcy, reorganization, or voluntary liquidation

of or by Purchaser, its Affiliates or its ultimate parent company.

(ii)	If the Purchaser assigns all of its interest in the Oil & Gas Interests, its obligation under Section 7.4(c)(i) shall end only if; (A) Sellers receive surety bonds or Backstop Letters of Credit equal to the Decommissioning Security Amount and on the same form and on the same terms as that in Exhibit 5A and Exhibit 5B (or in conformity with Section 7.4(d)(iii)); and (B) that the successor and assign of Purchaser’s interest in the Oil & Gas Interests is subject to an obligation on the same terms as Section 7.4(c)(i) above such that Sellers continue to receive Decommissioning Security in the Decommissioning Security Amount until all Final Decommissioning has taken place.

(d)	Deficiency Amounts

(i)	Any Seller Bond or BOEM Bond issued to the Sellers that fails to meet the requirements as set out in the definition of Seller Bond or BOEM Bond, as applicable, shall not be taken into account in determining whether Purchaser has provided the Decommissioning Security Amount. The amount by which the Decommissioning Security Amount exceeds the penal sum of the Decommissioning Security that Purchaser has provided (calculated as set forth in this Section 7.4(d)(i)), plus the face value of any Backstop Letter of Credit, is referred to herein as the “Deficiency Amount.”

(ii)	Purchaser shall notify Sellers in writing if, at any time, it has actual knowledge that a Deficiency Amount exists. If, at any time after the Closing Date, a Deficiency Amount exists, Purchaser shall, within forty-five (45) days of the earlier of the provision by any Seller of written notice of the existence of such Deficiency Amount and Purchaser obtaining actual knowledge of the existence of a Deficiency Amount (whether or not Purchaser has notified any Seller thereof) (the “Initial Cure Period”), execute and deliver to Sellers one or more new BOEM Bonds or Seller Bonds, as applicable, compliant with the definitions thereof, such that no Deficiency Amount exists.

(iii)	To the extent that Purchaser has not eliminated any Deficiency Amount prior to the end of the Initial Cure Period, Purchaser shall, on or before the end of the Initial Cure Period, post or provide to Sellers one or more irrevocable standby multi-draw letters of credit, in form and substance reasonably satisfactory to Sellers, issued by one or more financial institutions reasonably satisfactory to Sellers (with “A-” or better rating with Standard & Poor’s Rating Group), in an aggregate amount equal to the Deficiency Amount.

(iv)	The aggregate face amount of all such letters of credit posted or provided to Sellers and that are outstanding and may be called by any Seller at any particular time (each, a “Backstop Letter of Credit”) shall be added to the penal sum of any BOEM Bond and Seller Bond in determining whether a Deficiency Amount exists, or continues to exist.

(e)	Replacement of Decommissioning Security.

(i)	Purchaser shall have the right to replace the Seller Bond, the BOEM Bond, and/or any Backstop Letter of Credit from time to time with a replacement bond or letter of credit that meets the requirements specified in this Agreement; provided that;

(A)	the total of the Seller Bonds, BOEM Bonds, and/or Backstop Letters of Credit must always equal the Decommissioning Security Amount; and

(B)	in the case of Seller Bonds or BOEM Bonds, the replacement is (i) in a form substantially similar to the forms in Exhibit 5A and 5B of this Agreement and any changes to the form of the bond(s) will require approval of the Sellers; and (ii) the allocation between the BOEM Bonds is in accordance with Exhibit 5C; or

(C)	in the case of a replacement letter of credit, the replacement is in form and substance reasonably satisfactory to Sellers, issued by one or more financial institutions reasonably satisfactory to Sellers (with “A-” or better rating with Standard & Poor’s Rating Group).

(ii)	Upon execution of any acceptable replacement Seller Bond, BOEM Bond, or Backstop Letter of Credit, Sellers shall, promptly (but in any event within forty-five (45) days, or, if such Seller Bond, BOEM Bond, or Backstop Letter of Credit replaces a Backstop Letter of Credit, ten (10) Business Days) after a written request therefor, return any replaced Seller Bond, BOEM Bond, or Backstop Letter of Credit to Purchaser or its designee with a notation that such Seller Bond, BOEM Bond, or Backstop Letter of Credit has been cancelled or terminated and is no longer in force or effect. For purposes of clarity, and without limiting the foregoing, to the extent that a Backstop Letter of Credit is issued in respect of a BOEM Bond that no longer meets the definition thereof, such Letter of Credit may be replaced by one or more BOEM Bonds, and to the extent that a Backstop Letter of Credit is issued in respect of a Seller Bond that no longer meets the definition thereof, such Letter of Credit may be replaced by one or more Seller Bonds, in each case, subject to Section 7.4(b).

(f)	Release of Decommissioning Security. Upon Purchaser’s or its Affiliate’s performance of the Final Decommissioning for a Lease, Sellers shall release the BOEM Bond and, if applicable, any Backstop Letter of Credit for such Lease only if (i) Sellers and BSEE confirm the Final Decommissioning for the Lease is completed; (ii) BOEM agrees to release the BOEM Bond for the Lease; and (iii) Purchaser requests in writing Sellers’ release of the BOEM Bond, and/or

Backstop Letter of Credit for the Lease. Likewise, upon Purchaser’s or Affiliates performance of the Final Decommissioning for the entire Unit, Sellers shall release any remaining Seller Bonds, BOEM Bonds, and, if applicable, any Backstop Letters of Credit only if (i) Sellers and BSEE confirm the Final Decommissioning for the Unit is completed; (ii) BOEM agrees to release any remaining BOEM Bonds; and (iii) Purchaser requests in writing Sellers’ release of any remaining Seller Bonds, BOEM Bonds, and/or Backstop Letters of Credit. In such case Sellers shall, promptly (but in any event within forty-five (45) days, or, in the case of a Backstop Letter of Credit, twenty (20) Business Days) after a written request therefor, return any original Seller Bond, BOEM Bond, and/or Backstop Letter of Credit to be released to the surety provider or financial institution, as applicable, with a notation that the relevant Seller Bond, BOEM Bond, and/or Backstop Letter of Credit has been cancelled or terminated and is no longer in force or effect. Upon release of any BOEM Bond under this Section 7.4(f), Exhibit 5C hereof shall be deemed to have been amended accordingly to reflect such BOEM Bond release.

(g)	Insufficient Security. If Purchaser defaults in carrying out Final Decommissioning as and when required, and one of the Sellers undertakes the Final Decommissioning, the calling of any Decommissioning Security or Backstop Letter of Credit shall not release or discharge the Final Decommissioning obligations of the Purchaser, and if the Decommissioning Security, together with any Backstop Letter of Credit, is insufficient to cover the full costs of the Final Decommissioning, Purchaser shall indemnify the Sellers for any amounts which any Seller incurs in carrying out the Final Decommissioning in excess of the amounts received as a result of calling the Decommissioning Security and any Backstop Letter of Credit.

(h)	Repayment of Called Amounts.

(i) If Sellers have drawn down or called a BOEM Bond or a Backstop Letter of Credit for a BOEM Bond for a Lease, and Sellers complete the Final Decommissioning work for the Lease, then Sellers shall, promptly, remit to Surety or the relevant financial institution, the remaining proceeds of such BOEM Bond or Backstop Letter of Credit that have not been spent or incurred by Sellers to complete the Final Decommissioning work for that Lease. Likewise, if Sellers have drawn down or called a Seller Bond or Backstop Letter of Credit for Unit Final Decommissioning work and Sellers complete the Unit’s Final Decommissioning work, then Sellers shall, promptly, remit to Surety or the relevant financial institution, the remaining proceeds of such Seller Bond or Backstop Letter of Credit that have not been spent or incurred on Unit Final Decommissioning work.

(ii) If Sellers have drawn down or called any amounts under a Backstop Letter of Credit; and

(A)	amounts under any BOEM Bond or Seller Bond with respect to which such Backstop Letter of Credit was posted by or on behalf of Purchaser are received by or on behalf of a Seller (whether or not such BOEM Bond or Seller Bond meets the definition of Decommissioning Security); or

(B)	the relevant Backstop Letter of Credit is replaced by a BOEM Bond or Seller Bond that is compliant with the definitions thereof,

Sellers shall promptly (but in any event within twenty (20) days after receipt of a written request by or on behalf of Purchaser) repay to the relevant financial institution or to Purchaser the remaining funds, if any, that haven’t either been spent or committed by Sellers to complete Final Decommissioning work.

(i)	Information Regarding Decommissioning. On an annual basis, between January 15th and January 31st of each year following Closing, Purchaser must deliver to each of the Sellers (to the attention of “Legacy Representative”) a report describing the status of the Final Decommissioning progress and the Environmental Obligations and containing the following information:

(i)	contact information for the primary personnel within Purchaser’s organization who are involved with the fulfillment of Purchaser’s obligations with respect to the Final Decommissioning and Environmental Obligations;

(ii)	summary of progress made in respect of well abandonments, whether temporary or permanent;

(iii)	summary of progress made in respect of the fulfillment of the obligations of Purchaser in respect of the Final Decommissioning and Environmental Obligations;

(iv)	an updated plan detailing Purchaser’s plans to fulfill its obligations in respect of the Final Decommissioning and Environmental Obligations;

(v)	any changes to ownership status of any portion of the Oil & Gas Interests due to a conveyance or assignment; and

(vi)	the credit ratings set forth in the definitions of BOEM Bond and/or Seller Bond, as applicable, for each BOEM Bond and Seller Bond then included in the Decommissioning Security.

In the event of a conveyance or assignment of the Oil & Gas Interests to another party, Purchaser shall include an obligation on the new purchaser to provide the updates to the Sellers under this Section. Any information or data disclosed or made available to any Seller (or any Related Party of any Seller) under this Section 7.4(h) shall be subject to Section 10.19.

7.5	Sellers’ Retained Obligations: Purchaser’s Assumed Obligations do not include the following (collectively, the “Retained Obligations”):

(a)	any criminal fines or criminal penalties that may be levied against any of the Sellers or Affiliates of any of the Sellers by any court or regulatory authority for any violation of any laws, rules or regulations in connection with the ownership or operation of the Oil & Gas Interests prior to the Closing Date;

(b)	transportation and disposal offsite from the Oil & Gas Interests of any hazardous substances, wastes or NORM generated by or used in connection with the ownership or operation of the Oil & Gas Interests prior to the Effective Time;

(c)	Claims for personal injury or death arising directly or indirectly from or incident to the use, occupation, ownership, operation or maintenance of the Oil & Gas Interests, or the condition thereof, to the extent that such Claims arise from any of the Sellers’ ownership or operation of the Oil & Gas Interests prior to the Effective Time;

(d)	payment of all royalties, rentals, shut-in payments and all other burdens, charges or encumbrances to which the Oil & Gas Interests are subject due and owing prior to the Effective Time; and

(e)	properly accounting for and disbursing production proceeds from the Oil & Gas Interests for the period prior to the Effective Time, unless such production proceeds were actually received by the Purchaser after Closing and not remitted to a Seller pursuant to Section 6.5.

7.6	Non-Release: The conveyance or assignment of the Oil & Gas Interests to another party does not release Purchaser from the obligations under this Section 7.

8.	DISCLAIMER/RELEASE

8.1	DISCLAIMER/RELEASE FOR PHYSICAL AND ENVIRONMENTAL CONDITION: PURCHASER REPRESENTS THAT IT HAS INSPECTED OR HAS BEEN GIVEN THE OPPORTUNITY TO INSPECT THE OIL & GAS INTERESTS AND AGREES TO ACCEPT AS OF THE EFFECTIVE TIME THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE OIL & GAS INTERESTS ON AN “AS IS-WHERE IS” BASIS SUBJECT TO THE TERMS OF THIS AGREEMENT. PURCHASER ACKNOWLEDGES ALSO THAT PHYSICAL CHANGES IN THE OIL & GAS INTERESTS MAY HAVE OCCURRED AS A CONSEQUENCE OF THE OIL & GAS DRILLING, PRODUCTION AND RELATED OPERATIONS CONDUCTED ON THE LEASES. THE OIL & GAS INTERESTS MAY CONTAIN UNPLUGGED OR IMPROPERLY PLUGGED WELLS, WELLBORES OR BURIED PIPELINES OR OTHER EQUIPMENT, THE LOCATIONS OF WHICH MAY NOT NOW BE KNOWN TO THE SELLERS.

PURCHASER RELEASES EACH SELLER AND EACH MEMBER OF EACH SELLER’S GROUP FROM ANY LIABILITY WITH RESPECT TO THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE OIL & GAS INTERESTS AS OF THE EFFECTIVE TIME (OTHER THAN AS MAY BE PROVIDED FOR UNDER THIS AGREEMENT) WHETHER OR NOT CAUSED BY OR ATTRIBUTABLE TO THE NEGLIGENCE, FAULT, OR STRICT LIABILITY OF A SELLER OR ANY MEMBER OF A SELLER’S GROUP, AND WHETHER OR NOT ARISING DURING THE PERIOD OF, OR FROM, OR IN CONNECTION WITH A SELLER’S OWNERSHIP OF THE OIL & GAS INTERESTS PRIOR TO OR AT THE EFFECTIVE TIME. WITHOUT LIMITING THE ABOVE, PURCHASER WAIVES ANY RIGHT, EXCEPT TO THE EXTENT PROVIDED FOR IN THIS AGREEMENT, TO RECOVER FROM ANY SELLER OR ANY MEMBER OF ANY SELLER’S GROUP AND FOREVER RELEASES AND DISCHARGES SELLER AND EACH MEMBER OF EACH SELLER’S GROUP FROM ANY AND ALL DAMAGES, CLAIMS, LOSSES, LIABILITIES, PENALTIES, FINES, LIENS, JUDGMENTS, COSTS AND EXPENSES WHATSOEVER, (INCLUDING WITHOUT LIMITATION, ATTORNEYS’ FEES AND COSTS), WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THAT MAY ARISE ON ACCOUNT OF OR IN ANY WAY BE CONNECTED WITH THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE OIL & GAS INTERESTS AT OR PRIOR TO THE EFFECTIVE TIME OR ANY LAW OR REGULATION APPLICABLE THERETO, INCLUDING WITHOUT LIMITATION, THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED (42 U.S.C. § 9601 ET SEQ.), THE RESOURCE CONSERVATION AND RECOVERY ACT OF 1976 (42 U.S.C. § 6901 ET SEQ.), THE CLEAN WATER ACT (33 U.S.C. § 1251 ET SEQ.), THE SAFE DRINKING WATER ACT (42 U.S.C. §300F, ET SEQ.), THE HAZARDOUS MATERIALS TRANSPORTATION ACT (49 U.S.C. § 5101 ET SEQ.) AS AMENDED, THE CLEAN AIR ACT AMENDMENTS OF 1990, AND ANY OTHER APPLICABLE FEDERAL, STATE OR LOCAL LAW, WHETHER OR NOT ARISING DURING THE PERIOD OF, OR FROM, OR IN CONNECTION WITH, EACH SELLER’S OWNERSHIP OF THE OIL & GAS INTERESTS AT OR PRIOR TO THE EFFECTIVE TIME, AND WHETHER OR NOT ATTRIBUTABLE TO THE STRICT LIABILITY OF EACH SELLER OR ANY MEMBER OF EACH SELLER’S GROUP OR TO THE SOLE, JOINT OR CONCURRENT, ACTIVE OR PASSIVE, NEGLIGENCE OF EACH SELLER OR ANY MEMBER OF EACH SELLER’S GROUP, EVEN IF CAUSED BY THE GROSS NEGLIGENCE OF A SELLER OR ANY MEMBER OF A SELLER’S GROUP PRIOR TO CLOSING.

8.2	DISCLAIMER/RELEASE REGARDING OIL & GAS INTERESTS: PURCHASER ACKNOWLEDGES THAT, NONE OF THE SELLERS, ANY MEMBER OF EACH SELLER’S GROUP, OR ANY PERSON ACTING ON BEHALF OF EACH SELLER, HAS MADE, AND EACH SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE CONDITION OF

ANY IMMOVABLE PROPERTY, MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES OR PERSONAL PROPERTY CONSTITUTING PART OF THE OIL & GAS INTERESTS (INCLUDING, WITHOUT LIMITATION, (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (d) ANY RIGHTS OF PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (e) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT, (f) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM REDHIBITORY VICES OR DEFECTS OR OTHER VICES OR DEFECTS, WHETHER KNOWN OR UNKNOWN, AND (g) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW NOW OR HEREAFTER IN EFFECT, IT BEING THE EXPRESS INTENTION OF EACH SELLER AND PURCHASER THAT THE IMMOVABLE PROPERTY, MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL PROPERTY SHALL BE CONVEYED TO PURCHASER AS IS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR AND PURCHASER REPRESENTS TO EACH SELLER THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS WITH RESPECT TO THE IMMOVABLE PROPERTY, MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL PROPERTY AS PURCHASER DEEMS APPROPRIATE AND PURCHASER WILL ACCEPT THE IMMOVABLE PROPERTY, MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL PROPERTY AS IS, IN THEIR PRESENT CONDITION AND STATE OF REPAIR.

8.3	DISCLAIMER/RELEASE REGARDING INFORMATION: EACH SELLER HEREBY EXPRESSLY NEGATES AND DISCLAIMS, AND PURCHASER HEREBY WAIVES AND ACKNOWLEDGES THAT NEITHER IT, ANY MEMBER OF EACH OF ITS GROUP OR ANY PERSON ACTING ON BEHALF OF IT HAS MADE, AND PURCHASER AGREES IT IS NOT RELYING UPON, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OR OTHER ASSURANCE RELATING TO (a) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY BUSINESS RECORDS, INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR VERBAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO PURCHASER BY OR ON BEHALF OF EACH SELLER OR (b) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GEOLOGICAL OR GEOPHYSICAL DATA OR INTERPRETATIONS, THE QUALITY, QUANTITY, RECOVERABILITY OR COST OF RECOVERY OF ANY HYDROCARBON RESERVES, ANY PRODUCT PRICING ASSUMPTIONS, OR THE ABILITY TO SELL OR MARKET ANY HYDROCARBONS AFTER CLOSING OR (c) PURCHASER’S USE OF THE SEISMIC DATA, INCLUDING ANY WELL RESULTS, THAT MAY DIFFER FROM THE SEISMIC IMAGE(S) (d) COSTS TO PLUG AND ABANDON

WELLS, REMOVE FACILITIES AND EQUIPMENT AND OTHERWISE RESTORE THE OIL & GAS INTERESTS. ALL SUCH INFORMATION FURNISHED BY SELLERS ARE PROVIDED TO PURCHASER AS A CONVENIENCE, AND RELIANCE ON OR USE OF THEM IS AT PURCHASER’S SOLE RISK.

PURCHASER, FOR ITSELF AND FOR ITS SUCCESSORS AND ASSIGNS, FOREVER RELEASES AND DISCHARGES EACH SELLER AND ANY MEMBER OF EACH SELLER GROUP FROM AND AGAINST ANY LIABILITY, LOSS, CLAIM, COST OR EXPENSE ON ACCOUNT OF THE ITEMS DISCLAIMED IN THIS SECTION 8.3.

8.4	DISCLAIMER REGARDING ASBESTOS AND NORM: PURCHASER ACKNOWLEDGES THAT SOME OILFIELD PRODUCTION EQUIPMENT INCLUDED WITHIN THE OIL & GAS INTERESTS MAY CONTAIN ASBESTOS, POLYCHLORINATED BIPHENYLS (“PCBs”), HAZARDOUS SUBSTANCES, TSCA/RCRA REGULATED SUBSTANCES AND/OR NATURALLY OCCURRING RADIOACTIVE MATERIAL (“NORM”). PURCHASER SPECIFICALLY ACKNOWLEDGES THAT NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLBORES, MATERIALS AND EQUIPMENT AS SCALE OR IN OTHER FORMS, AND THAT WELLS, MATERIALS AND EQUIPMENT INCLUDED WITHIN THE OIL & GAS INTERESTS AND/OR LOCATED ON A LEASE MAY CONTAIN NORM AND NORM-CONTAINING MATERIAL MAY HAVE BEEN DISPOSED OF ON OR OFF OF A LEASE. PURCHASER UNDERSTANDS THAT, INASMUCH AS THE PRESENCE OF ASBESTOS, PCBs, HAZARDOUS SUBSTANCES, TSCA/RCRA REGULATED SUBSTANCES AND/OR NORM MAY CONSTITUTE A HEALTH HAZARD, SPECIAL SAFETY AND HANDLING PROCEDURES MAY BE REQUIRED FOR THE REMOVAL AND DISPOSAL OF ASBESTOS, PCBs, HAZARDOUS SUBSTANCES, TSCA/RCRA REGULATED SUBSTANCES AND NORM FROM THE OIL & GAS INTERESTS IF AND WHERE SUCH MAY BE FOUND.

PURCHASER, FOR ITSELF AND FOR ITS SUCCESSORS AND ASSIGNS, FOREVER RELEASES AND DISCHARGES EACH SELLER AND ANY MEMBER OF EACH SELLER GROUP FROM AND AGAINST ANY LIABILITY, LOSS, CLAIM, COST OR EXPENSE ON ACCOUNT ASBESTOS, PCBS, HAZARDOUS SUBSTANCES, TSCA/RCRA REGULATED SUBSTANCES NORM.

8.5	DISCLAIMER/RELEASE AS TO TITLE TO OIL & GAS INTERESTS: EACH SELLER SHALL CONVEY ITS INTERESTS IN AND TO THE OIL & GAS INTERESTS TO PURCHASER WITHOUT ANY WARRANTY OF TITLE, EXPRESS OR IMPLIED. EACH SELLER DOES NOT MAKE OR PROVIDE (AND EACH SELLER HEREBY EXPRESSLY DISCLAIMS) AND PURCHASER HEREBY WAIVES ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OR OTHER ASSURANCES CONCERNING THE DESCRIPTION OF THE OIL & GAS INTERESTS, WORKING INTERESTS OR NET REVENUE INTERESTS.

WITH RESPECT TO THE SURFACE LEASES, EASEMENTS, RIGHTS-OF-WAY AND PERMITS FOR ANY PIPELINES OR FACILITIES COMPRISING A PORTION OF THE OIL & GAS INTERESTS, EACH SELLER EXPRESSLY DISCLAIMS AND PURCHASER HEREBY WAIVES, ALL WARRANTIES AND REPRESENTATIONS THAT EACH SELLER OWNS THE SURFACE LEASES, EASEMENTS, RIGHTS-OF-WAY AND PERMITS; THAT THEY ARE IN FORCE AND EFFECT; THAT THEY MAY BE ASSIGNED; THAT THEY ARE CONTIGUOUS; THAT THE PIPELINES LIE WITHIN THE EASEMENTS, RIGHTS-OF-WAY AND PERMITS; THAT THEY GRANT THE RIGHT TO LAY, MAINTAIN, REPAIR, REPLACE, OPERATE, CONSTRUCT OR REMOVE ANY PIPELINES; OR THAT THEY ARE SUFFICIENT FOR THE PURPOSE INTENDED.

PURCHASER, FOR ITSELF, ITS AFFILIATES AND FOR ITS SUCCESSORS AND ASSIGNS, FOREVER RELEASES AND DISCHARGES EACH SELLER AND ANY MEMBER OF EACH SELLER’S GROUP FROM AND AGAINST ANY LIABILITY, LOSS, CLAIM, COST OR EXPENSE ON ACCOUNT OF TITLE TO (OR LACK OF TITLE TO) ANY OF THE OIL & GAS INTERESTS.

8.6	DISCLAIMER REGARDING SECTION 7.2: PURCHASER ACKNOWLEDGES THAT PLUGGING, ABANDONMENT, RE-ABANDONMENT, REMOVAL AND RESTORATION OBLIGATIONS FOR THE OIL & GAS INTERESTS ARE MATERIAL AND SIGNIFICANT. PURCHASER ACKNOWLEDGES THAT IT HAS CONDUCTED ITS OWN INVESTIGATION AND EVALUATION AS TO THE COST AND TIMING OF SUCH OBLIGATIONS AND THAT SELLERS HAVE NOT MADE ANY REPRESENTATION OR WARRANTY AS TO THE EXPECTED COST OR TIMETABLE FOR INCURRING COSTS OF PLUGGING, ABANDONMENT, RE-ABANDONMENT, REMOVAL AND RESTORATION OBLIGATIONS FOR THE OIL & GAS INTERESTS. PURCHASER ACKNOWLEDGES THAT EACH SELLER IS ENTERING INTO THIS AGREEMENT IN RELIANCE UPON PURCHASER’S AGREEMENT TO ASSUME SUCH OBLIGATIONS AND ALL OTHER ASSUMED OBLIGATIONS AND THAT THE ASSUMPTION OF THESE OBLIGATIONS AND ALL OTHER ASSUMED OBLIGATIONS CONSTITUTES MATERIAL AGREED CONSIDERATION TO EACH SELLER IN EXCHANGE FOR THE OIL & GAS INTERESTS.

8.7	PURCHASER’S COVENANT NOT TO SUE SELLERS OR ITS RELATED PARTIES. WITHOUT LIMITING, AND EXCEPT AS SET FORTH IN, SECTION 10.10 AND 10.11, PURCHASER COVENANTS NOT TO SUE SELLERS OR ITS RELATED PARTIES WITH REGARD TO ANY CLAIM OR LIABILITY RELATING TO THE OIL & GAS INTERESTS OR THIS TRANSACTION, REGARDLESS OF WHEN OR HOW THE CLAIM OR LIABILITY AROSE OR ARISES OR WHETHER THE CLAIM OR LIABILITY

IS FORESEEABLE OR UNFORESEEABLE. PURCHASER’S COVENANT NOT TO SUE SELLERS OR ITS RELATED PARTIES INCLUDES CLAIMS AND LIABILITIES CAUSED IN WHOLE OR IN PART BY THE GROSS, SOLE, JOINT, CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE OF SELLERS OR ITS RELATED PARTIES OR ANY THIRD PARTY AND APPLIES REGARDLESS OF WHO MAY BE AT FAULT OR OTHERWISE RESPONSIBLE UNDER ANY OTHER CONTRACT OR ANY STATUTE, RULE OR THEORY OF LAW INCLUDING THEORIES OF STRICT LIABILITY. THE ONLY EXCEPTION TO PURCHASER’S COVENANT NOT TO SUE SELLERS OR ITS RELATED PARTIES ARE CLAIMS THAT PURCHASER MAY ENFORCE AGAINST CONTRACTORS AND SUBCONTRACTORS FOR CLAIMS RELATING TO WORK REGARDING THE OIL & GAS INTERESTS, AND THE COVENANT IS BINDING ON PURCHASER AND ITS SUCCESSORS AND ASSIGNS.

8.8	CONSPICUOUSNESS: PURCHASER ACKNOWLEDGES THAT THE DISCLAIMERS, WAIVERS AND RELEASES CONTAINED IN THIS SECTION 8 AND ELSEWHERE IN THIS AGREEMENT ARE CONSPICUOUS.

9.	INDEMNIFICATION

9.1	Indemnification:

(a)	Subject to Section 9.1(c), Purchaser shall indemnify, defend and hold harmless each Seller and each member of each Seller’s Group from and against any and all Claims, liabilities, losses, costs and expenses (including court costs and attorneys’ fees) (“Losses”) asserted against, resulting from, imposed upon or incurred by each Seller or such other Persons entitled to indemnification under this Section 9.1(a) as a result of, or arising out of:

(i)	the breach of any of the representations, warranties, covenants or agreements of Purchaser contained in this Agreement;

(ii)	the Assumed Obligations;

(iii)	any violation of securities laws by Purchaser in connection with the Oil & Gas Interests, and any Claim arising out of Purchaser’s dealings with its partners, investors, lenders, assignees or other third parties in connection with the transactions evidenced by this Agreement;

(iv)	Purchaser’s ownership or operation of any portion of the Oil & Gas Interests that may be re-conveyed or reassigned to the Sellers due to failure to obtain requisite consents or governmental approval; and

(v)	the cost and expenses, including reasonable attorneys’ fees, of enforcing this Section 9.1(a),

The foregoing indemnification obligations will apply REGARDLESS OF FAULT.

(b)	Subject to Section 9.1(c), Sellers shall indemnify, defend and hold harmless Purchaser and each member of the Purchaser Group, from and against all Losses asserted against, resulting from, imposed upon or incurred by Purchaser or such other Persons entitled to indemnification under this Section 9.1(b) as a result of, or arising out of:

(i)	the breach of any of the representations, warranties, covenants or agreements of that Seller contained in this Agreement;

(ii)	the Excluded Assets;

(iii)	the Retained Obligations;

(iv)	costs and expenses incurred in carrying out the Well Work that have not been paid by Sellers prior to the Closing Date; and

(v)	the cost and expenses, including reasonable attorneys’ fees, of enforcing this Section 9.1(b);

in all cases each Seller shall only be liable for Losses attributable to its Working Interest of the Oil & Gas Interests and the Purchaser agrees that as between the Sellers the liability of each Seller is several and not joint and several.

(c)	Notwithstanding anything to the contrary in this Agreement, the liability of each Seller with respect to itself, severally and not jointly with the other Sellers, and Purchaser under this Agreement and any documents delivered in connection herewith or contemplated hereby shall be limited as follows:

(i)	Except for the Fundamental Representations which survive indefinitely, and the representation in Section 5.1(h), which shall survive until thirty (30) days after the end of the applicable statute of limitations, the representations and warranties of the Parties set forth in this Agreement shall survive the Closing Date for a period of twelve (12) months and all representations and warranties of the Parties under this Agreement shall terminate twelve (12) months after the Closing Date; provided, however, that any such representation or warranty for which a written notice of Claim specifying in reasonable detail the specific nature of the Losses and the estimated amount of such Losses (“Claim Notice”) delivered in good faith in compliance with the requirements of this Section 9.1(c) and within twelve (12) months of the Closing Date, shall survive with respect only to the specific matter described in such Claim Notice until the earlier to occur of (A) the date on which a final non-appealable resolution of the matter described in such Claim Notice has been reached or (B) the date on which the matter described in such Claim Notice has otherwise reached final resolution.

(ii)	Notwithstanding anything to the contrary herein, in no event shall: (A) any Seller or Purchaser be liable to the other, or to any member of each Seller’s Group or Purchaser Group, as applicable, for punitive, exemplary, indirect, consequential or special damages (except where such damages constitute part of the Claim of a third party (other than an Affiliate of a Party) which is indemnified pursuant to provisions of this Agreement), REGARDLESS OF FAULT; and (B) any Seller indemnify Purchaser or any member of the Purchaser Group, or be otherwise liable to Purchaser or any member of the Purchaser Group, for any Losses arising from a breach of a representation or warranty (other than any Fundamental Representations); (1) for any individual Claim for Loss that does not exceed two hundred and fifty thousand United States dollars ($250,000) (the “Individual Threshold”); (2) until Purchaser has suffered Losses (in excess of the Individual Threshold) in the aggregate in excess of the Aggregate Indemnity Deductible, after which point the Sellers, severally and not jointly, will be obligated according to each Seller’s Unit Working Interest to indemnify Purchaser only from and against further Losses in excess of the Aggregate Indemnity Deductible; provided however in the case of any claim relating to the well API Well No. 608164009000, API Well No. 608164009801, or API Well No. 608164013503, each Seller’s share of liability shall not be based on Unit Working Interest but instead shall be as follows;

	Shell	Exxon	Anadarko
API Well No. 608164009000	100.00%	0%	0%
API Well No. 608164009801	50.00%	25.00%	25.00%
API Well No. 608164013503	0%	50.00%	50.00%

(iii)	No Seller shall have any liability or obligation with respect to any representation or warranty under Section 5.1 with respect to matters of which Purchaser had Knowledge prior to the Closing or which were included in the VDR. Purchaser acknowledges that the settlement of such issues are reflected and accounted for in terms and conditions of this Agreement with respect to any of the Oil & Gas Interests.

(iv)	Notwithstanding anything to the contrary, in no event shall any Seller be liable to or indemnify Purchaser or any member of the Purchaser Group under this Agreement; (A) for breach of a Fundamental Representation for an amount in excess of the amount received by that Seller pursuant to the Final Accounting Statement; or (B) otherwise under this Agreement for an amount in excess of twenty percent (20%) of the Purchase Price multiplied by that Seller’s Unit Working Interest.

(d)	All Claims for breach of this Agreement or indemnification under this Agreement shall be solely asserted and resolved pursuant to this Section 9.1(d), to the exclusion of all other rights to assert a Claim apart from pursuant to the rights and procedures set forth in this Section 9.1. Any Person claiming indemnification hereunder is hereinafter referred to as the “Indemnified Party” and any Person against whom such Claim are asserted hereunder is hereinafter referred to as the “Indemnifying Party”. In the event that any Losses are asserted against or sought to be collected from an Indemnified Party by a third party, said Indemnified Party shall with reasonable promptness provide to the Indemnifying Party a Claim Notice. The Indemnifying Party shall not be obligated to indemnify the Indemnified Party with respect to any such Losses if the Indemnified Party fails to notify the Indemnifying Party thereof in accordance with the provisions of this Agreement in reasonably sufficient time so that the Indemnifying Party’s ability to defend against the Losses is not materially prejudiced. The Indemnifying Party shall have thirty (30) days from the personal delivery or receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party (i) whether or not it disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such Losses and/or (ii) whether or not it desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Losses; provided, however, that any Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party (and of which it shall have given notice and opportunity to comment to the Indemnifying Party). In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such Losses, the Indemnifying Party shall have the right to defend all appropriate proceedings with counsel of its own choosing, which proceedings shall be promptly settled or prosecuted by them to a final conclusion. If the Indemnified Party desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Losses that the Indemnifying Party elects to contest or, if appropriate and related to the Claim in question, in making any counterclaim against the Person asserting the third party Losses, or any cross-complaint against any Person. No Claim may be settled or otherwise compromised without the prior written consent of the Indemnifying Party (which consent may not be unreasonably withheld or delayed) and no Claim may be settled or compromised by the Indemnifying Party without the prior written consent of the Indemnified Party (which consent may not be unreasonably withheld or delayed) unless such settlement or compromise entails a full and unconditional release of the Indemnified Party without any admission or finding of fault or liability.

(e)	The indemnities set forth in this Agreement and the remedies expressly provided for in this Agreement shall be the sole and exclusive remedies of the parties indemnified hereunder for breach of any representation, warranty or covenant set forth in this Agreement, subject to Section 11.2 if Closing does not occur.

10.	ADMINISTRATIVE PROVISIONS

10.1	Several Liability: The Purchaser agrees and acknowledges that the liability of the Sellers shall at all times be several, and shall never be joint or joint and several, according to each Seller’s Unit Working Interest.

10.2	Expenses of Sale: Except as otherwise specifically provided herein, each Party to this Agreement shall pay its own expenses (including without limitation, the fees and expenses of their respective agents, representatives, counsel and accountants) with respect to the negotiation, execution and the delivery of this Agreement and, if Closing occurs, the consummation of the transactions under this Agreement.

10.3	Third Party Rights: Except as to those indemnity obligations owed to the indemnified entities or Persons listed in Section 9.1(a) or Section 9.1(b) and the indemnity, release, and waiver provisions in this Agreement in favor of each of the Seller’s Groups, notwithstanding any other provision of this Agreement, this Agreement shall not create benefits on behalf of any Person who is not a Party to this Agreement (including without limitation, any broker or finder, creditor or other Person), and, except as otherwise provided herein, this Agreement shall be effective only as between the Parties hereto, their successors and permitted assigns.

10.4	Further Actions: Purchaser and each Seller further agree that they will, from time to time and upon reasonable request, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments, and take such other action as may be necessary, or advisable, to carry out their obligations under this Agreement.

10.5	Assignment:

(a)	Assignment of Agreement: Except as permitted under Section 10.5(b), none of the Parties shall assign this Agreement or any of its rights or obligations under this Agreement without obtaining the prior written consent of the other Parties, and any purported assignment by any Party without the prior written consent of the other Parties shall be void, provided that nothing herein shall restrict Purchaser from consummating its previously announced transaction for the combination of Purchaser and its Affiliates with Talos Energy LLC.

(b)	Further Assignment of Oil & Gas Interests: In the event that Purchaser sells or assigns all or a portion of the Oil & Gas Interests after the Closing, (i) this Agreement shall remain in effect between Purchaser and the Sellers regardless of such assignment, and such permitted assignment shall not constitute a release or novation of any obligation or liability owed by Purchaser to the Sellers under this Agreement; (ii) Purchaser shall require its successors and assigns in a writing delivered to each of the Sellers to expressly assume the Assumed Obligations and all of its other duties, responsibilities and obligations under this Agreement, to the extent related or applicable to the Oil & Gas Interests or the portion thereof acquired by them, but such assumption shall not release Purchaser from any such Assumed Obligation or other duty, responsibility or obligation and (iii) Purchaser shall require its successors and assigns to agree in a writing delivered to the Sellers to assume and perform all of Purchaser’s obligations under Sections 7.4.

10.6	Notices: Any notice provided or permitted to be given under this Agreement shall be in writing, and may be sent by personal delivery. Notice served in any other manner shall be deemed to have been given and received only if and when actually received by the addressee, and when delivered and receipted for, if hand-delivered, sent by express courier or delivery service. For purposes of notice, the addresses of the Parties shall be as follows:

PURCHASER

EXPRESS MAIL Stone Energy Offshore, L.L.C. ATTN: Mike Deville 625 East Kaliste Saloom Rd. Lafayette, LA 70508	REGULAR MAIL Stone Energy Offshore, L.L.C. ATTN: Director of Land/Land Manager 625 East Kaliste Saloom Rd. Lafayette, LA 70508

SHELL

EXPRESS MAIL Shell Offshore Inc. ATTN: Commercial Land Manager GOM Development & Production 701 Poydras Street New Orleans, LA 70139	REGULAR MAIL Shell Offshore Inc. Commercial Land Manager GOM Development & Production P. O. Box 61933 New Orleans, LA 70161

With a copy (which shall not be required to constitute notice hereunder):

EXPRESS MAIL Shell Offshore Inc. ATTN: Shell Legacy Representative GOM Development & Production 701 Poydras Street New Orleans, LA 70139	REGULAR MAIL Shell Offshore Inc. ATTN: Shell Legacy Representative GOM Development & Production P. O. Box 61933 New Orleans, LA 70161

EXXON

EXPRESS MAIL Exxon Mobil Corporation ATTN: Asset Management 22777 Springwoods Village Parkway Spring, Texas 77389-1425	REGULAR MAIL Exxon Mobil Corporation ATTN: Asset Management 22777 Springwoods Village Parkway Spring, Texas 77389-1425

ANADARKO

EXPRESS MAIL Anadarko US Offshore LLC ATTN: Corporate Development 1201 Lake Robbins Drive The Woodlands, Texas 77380	REGULAR MAIL Anadarko US Offshore LLC ATTN: Corporate Development 1201 Lake Robbins Drive The Woodlands, Texas 77380

or at such other address and number as any Party shall have previously designated by written notice given to the other Parties in the manner hereinabove set forth.

10.7	Public Announcements: The Parties agree that prior to any Party making any public announcement or statement with respect to the transaction contemplated by this Agreement, the Party wishing to make the public announcement or statement shall obtain the written approval of the other Parties to the text of such announcement or statement, which approval may be withheld for any reason. Nothing contained in this Section shall be construed to require any Party to obtain approval of the other Parties to disclose information with respect to the transaction contemplated by this Agreement to any Governmental Authority and/or the public to the extent required by applicable law or stock exchange regulation; provided that a Party required to make such a disclosure shall consult with the other Parties prior to making such disclosure.

10.8	Time Limits: Time is of the essence in this Agreement and all time limits shall be strictly construed and enforced. Subject to the foregoing, however, the failure or delay of any Party in the enforcement of the rights granted under this Agreement shall not constitute a waiver of said rights nor shall it be considered as a basis for estoppel. Except as otherwise limited by the time limits contained in this Agreement, such Party may exercise its rights under this Agreement despite any delay or failure to enforce the rights when the right or obligation arose.

10.9	Applicable Law: The provisions of this Agreement and the relationship of the Parties shall be governed and interpreted according to the laws of the State of Texas without giving effect to principles of conflicts of laws.

10.10	Dispute Resolution: For the purposes of Section 10.10 and Section 10.11, “Arbitrable Dispute” means (except for any matters to be resolved by the Accounting Referee as provided in Section 6.4, any and all disputes, Claim, counterclaims, demands, controversies and other matters in question arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof, and any disputes regarding a Party’s indemnification obligations pursuant to Section 9 or relating to matters that are the subject of this Agreement or the relationship between the Parties under this Agreement, regardless of whether (a) extra-contractual in nature, (b) sounding in contract, tort or otherwise, (c) provided for by law or otherwise, or (d) any such matters could result in damages or any other relief, whether at law, in equity or otherwise. Notwithstanding the foregoing, nothing in this Agreement shall prevent a Party from seeking immediate equitable relief in the form of a temporary restraining order and/or injunction from a state or federal court located in Harris County, Texas.

(a)	Notification. When an Arbitrable Dispute exists, each Party shall give the other Parties written notice of the Arbitrable Dispute.

(b)	Meeting Between Senior Representatives. If any Arbitrable Dispute arises, the Parties shall first seek to resolve such dispute by negotiations between senior representatives who have authority to settle the controversy. Senior representatives of the Parties shall meet at a mutually acceptable time and place within fifteen (15) days after a Party’s receipt of the notice of the Arbitrable Dispute in order to exchange relevant information and to attempt to resolve the matter. If a senior representative intends to be accompanied to a meeting by an attorney, he or she shall give the other Parties’ senior representatives at least four (4) days’ notice of such intention so that he or she also can be accompanied by an attorney. If a Party’s senior representative does not meet with the other Parties’ senior representative within such fifteen (15) day period, the Parties may, at such Parties’ sole option, proceed directly to arbitration under Section 10.10. If the respective senior representatives of each Party meet but are unable to resolve the matter within thirty (30) days following their initial meeting, the Parties may proceed to arbitration under Section 10.11.

(c)	Confidentiality. All offers, promises, conduct and statements, whether oral or written, made in the course of meetings between senior representatives, by any of the Parties, their agents, employees, experts and attorneys, employees, are confidential, privileged and inadmissible for any purpose including impeachment, in any arbitration or other proceeding involving the Parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the meetings between senior representatives.

10.11	Arbitration: Any Arbitrable Dispute not resolved by agreement of the Parties pursuant to Section 10.10 shall be finally and exclusively resolved by arbitration under the American Arbitration Association’s (“AAA”) Commercial Arbitration Rules, as currently in effect on the Closing Date (the “Rules”). If there is any inconsistency between the provisions of this Agreement and the Rules, the provisions of this Agreement shall control.

(a)	Selection of Arbitrators.

(i)	Number of Arbitrators. The arbitration shall be conducted by three arbitrators, unless all Parties to the Arbitrable Dispute agree to a sole arbitrator within thirty (30) days after the filing of an Arbitrable Dispute. For greater certainty, for purposes of this Section, the filing of the Arbitrable Dispute means the date on which the claimant’s request for arbitration is received by the other Parties to the Arbitrable Dispute.

(ii)	Method of Appointment of the Arbitrators. If the arbitration is to be conducted by a sole arbitrator, then the arbitrator will be jointly selected by the parties to the Arbitrable Dispute. If the parties to the Arbitrable Dispute fail to agree on the arbitrator within thirty (30) days after the filing of the arbitration, then AAA shall appoint the arbitrator. If the arbitration is to be conducted by three arbitrators and there are only two parties to the Arbitrable Dispute, then each party to the Arbitrable Dispute shall appoint one arbitrator within thirty (30) days of the filing of the arbitration, and the two arbitrators so appointed shall select the presiding arbitrator within thirty (30) days after the latter of the two arbitrators has been appointed by the parties to the Arbitrable Dispute. If a party to the Arbitrable Dispute fails to appoint its party-appointed arbitrator or if the two party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the AAA shall appoint the remainder of the three arbitrators not yet appointed. If the arbitration is to be conducted by three arbitrators and there are more than two parties to the Arbitrable Dispute, then within thirty (30) days of the filing of the arbitration, all Claimants shall jointly appoint one arbitrator and all Respondents shall jointly appoint one arbitrator, and the two arbitrators so appointed shall select the presiding arbitrator within thirty (30) days after the latter of the two arbitrators has been appointed by the parties to the Arbitrable Dispute. If either all Claimants or all Respondents fail to make a joint appointment of an arbitrator or if the party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then AAA shall appoint the remainder of the three arbitrators not yet appointed.

(b)	All arbitrators must (i) be neutral persons who have never been officers, directors, employees, or consultants or had other business or personal relationships (except acting as arbitrator) with the Parties or any of their Affiliates, officers, directors or employees and (ii) be qualified by education, training or experience to determine the matters in dispute.

(c)	If the Parties initiate multiple arbitration proceedings under this Agreement, the subject matters of which are related by common questions of law or fact and which could result in conflicting awards or obligations, then all such proceedings may be consolidated into a single arbitral proceeding.

(i)	Any Party may seek to have two existing arbitrations under this Agreement consolidated into a single proceeding. Consolidation will occur if all Parties agree to it and to which of the existing arbitrations will discontinued as a result of the consolidation. Consolidation will also be allowed if a tribunal of an arbitration commenced under this Agreement approves an application for consolidation (“Consolidation Order”).

(ii)	Upon application by any party, a tribunal may issue a Consolidation Order where it finds (i) there are issues of fact or law common to the proceedings such that a consolidated proceeding would be more efficient than separate proceedings, and (ii) no party would be unduly prejudiced as a result of joinder. In the case of a consolidated proceeding, the arbitrators in the consolidated proceeding shall be the arbitration tribunal that was appointed for the first-filed of the consolidated proceedings under this Agreement. In the event of different rulings on the question of consolidation by different tribunals constituted under this Agreement, the ruling of the tribunal that was fully constituted first in time shall prevail.

(iii)	Subject to Section 10.11(c)(i), if before a Consolidation Order is made, an arbitrator or tribunal has already been appointed in respect of a proceeding to be consolidated into another proceeding, the appointment of such arbitrator or tribunal shall be deemed to terminate upon the making of such Consolidation Order and such arbitrator or tribunal shall be deemed to be functus officio. Such termination is without prejudice to: (i) the validity of any acts done or (subject to Section 10.11(c)(i)) orders made by such tribunal (or by a court in support of the arbitration in which such tribunal was appointed) prior to the termination, (ii) such arbitrator’s or such tribunal’s entitlement to be paid their proper fees and disbursements, (iii) the date when any claim or defense was raised for the purpose of applying any limitation bar or any similar rule or provision, and (iv) the Parties’ entitlement to legal and other costs incurred before termination.

(iv)	The provisions relating to negotiation in Section 10.10(a) are not a prerequisite for consolidation under Section 10.11(d).

(d)	The seat of the arbitration shall be Houston, Texas. The language of the arbitration shall be English.

(e)	The arbitrators shall apply the substantive law of Texas to the merits of the dispute, except that the arbitrators shall not apply any choice of law rules that would call for the application of the substantive law of any other jurisdiction. The Federal Arbitration Act shall apply to the arbitration.

(f)	The Parties and the arbitrator(s) shall proceed diligently so that the award can be made as promptly as possible. If the amount in controversy is less than or equal to United States Dollars one million ($1,000,000), the final hearing shall commence within ninety (90) days after the selection of the arbitrator(s). If the amount in controversy is greater than one million Dollars ($1,000,000), the final hearing shall commence within eighteen (18) months after the selection of the arbitrator(s).

(g)	Except as provided in the Federal Arbitration Act, the decision of the arbitrator(s) shall be binding on and non-appealable by the Parties. In rendering any decision or award, the arbitrator(s) must abide by all terms and conditions of this Agreement.

(h)	Any Party may file suit to enforce an arbitral award hereunder in a court of competent jurisdiction, and nothing in this Agreement shall prevent a Party from seeking immediate equitable relief in the form of a temporary restraining order and/or injunction from a state or federal court in Harris County, Texas.

(i)	The Parties shall each bear their own costs and expenses (including attorneys’ fees) incurred in arbitrating any Arbitrable Dispute.

10.12	Severance of Invalid Provisions: In case of a conflict between the provisions of this Agreement and the provisions of any applicable laws or regulations, the provisions of the laws or regulations shall govern over the provisions of this Agreement. If, for any reason and for so long as, any clause or provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid, unenforceable or unconscionable under any present or future law (or interpretation thereof), the remainder of this Agreement shall not be affected by such illegality or invalidity. Any such invalid provision shall be deemed severed from this Agreement as if this Agreement had been executed with the invalid provision eliminated.

10.13	Construction & Interpretation: The interpretation and construction of the terms of this Agreement will be governed by the following conventions:

(a)	Headings for Convenience: Except for the definition headings, all the table of contents, captions, numbering sequences, paragraph headings and punctuation used in this Agreement are inserted for convenience only and shall in no way define, limit or describe the scope or intent of this Agreement or any part thereof, nor have any legal effect.

(b)	Gender & Number: The use of pronouns in whatever gender or number shall be deemed to be a proper reference to the Parties to this Agreement though the Parties may be individuals, business entities or groups thereof. Any necessary grammatical changes required to make the provisions of this Agreement refer to the correct gender or number shall in all instances be assumed as though each case was fully expressed.

(c)	Independent Representation: Each Party has had the benefit of independent legal representation with respect to the subject matter of this Agreement and has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transactions contemplated hereby. This Agreement is the result of arms’ length negotiations from equal bargaining positions. This Agreement shall be construed fairly and reasonably and not more strictly against one Party than another, on the basis of who drafted this Agreement or any provision hereof.

(d)	Section References: Unless otherwise stated, references in this Agreement to sections or subsections are references to the sections or subsections of this Agreement. As used in this Agreement, “herein”, “hereof”, and similar terms are references to this Agreement as a whole and not any specific provision of this Agreement.

(e)	Days: In this Agreement, a “day” means a period of twenty four (24) hours commencing at 12:00 AM on such day, and “Business Day” means a day that is not a Saturday or Sunday, or a day on which banks are closed in the State of Texas; provided that if a deadline falls on a day that is not a Business Day, then the deadline will extend to the next Business Day.

10.14	Integrated Agreement: This Agreement, and the Exhibits and Schedules attached and incorporated herein, the Confidentiality Agreement, and the instruments delivered at or in connection with the Closing hereunder contain the final and entire agreement of the Parties with respect to the subject matter of this contract. There are no representations, warranties or promises, oral or written, between the Parties other than those included in this Agreement or in any such Closing document. Upon execution of this Agreement by all Parties, this Agreement shall supersede and replace all previous negotiations, understandings or promises, whether written or oral, relative to the subject of this Agreement. Each of the Parties acknowledges that no other Party has made any promise, representation or warranty that is not expressly stated in this Agreement or in any Closing documents. This Agreement shall not be modified or changed (nor any provision of this Agreement waived) except by a written amendment signed by all the Parties. This Agreement is entire as to all the performances to be rendered under it, and breach of any provision shall constitute a breach of the entire Agreement. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a Party’s rights under this Agreement at any time to enforce strict compliance thereafter with any other term or condition of this Agreement.

10.15	Binding Effect: This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

10.16	Multiple Counterparts: This Agreement may be executed by signing the original or a counterpart hereof. If this Agreement is executed in multiple counterparts, each counterpart shall be deemed an original, and all of which when taken together shall constitute but one and the same agreement with the same effect as if all Parties had signed the same instrument.

10.17	Fair Notice Disclosure Statement: PURCHASER’S ATTENTION IS DIRECTED TO CERTAIN PROVISIONS OF THIS AGREEMENT THAT REQUIRE PURCHASER TO RELEASE, DEFEND, INDEMNIFY AND HOLD EACH SELLER HARMLESS IRRESPECTIVE OF THE STRICT LIABILITY OF A SELLER OR THE SOLE, JOINT OR CONCURRENT, ACTIVE OR PASSIVE, NEGLIGENCE OF ANY SELLER OR MEMBER OF ANY SELLER’S GROUP (“REGARDLESS OF FAULT”).

10.18	Texas DTPA Waiver: PURCHASER HEREBY REPRESENTS AND ACKNOWLEDGES THAT IT IS A “BUSINESS CONSUMER” FOR THE PURPOSES OF THE TEXAS DECEPTIVE TRADE PRACTICES CONSUMER PROTECTION ACT (SUBCHAPTER E OF CHAPTER 17 OF THE TEXAS BUSINESS AND COMMERCE CODE (THE “TEXAS DTPA”)), AND THAT IT HAS ASSETS OF $25,000,000 OR MORE ACCORDING TO ITS MOST RECENT FINANCIAL STATEMENTS PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES OR IS OWNED BY AN ENTITY THAT HAS ASSETS OF MORE THAN $25,000,000, AND THAT THEREFORE IT IS NOT A “CONSUMER” FOR PURPOSES OF THE TEXAS DTPA, THAT IT HAS BEEN REPRESENTED BY LEGAL COUNSEL OF ITS CHOICE IN ENTERING INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND THAT IT IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION WITH RESPECT TO THE PARTIES TO AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. PURCHASER HEREBY WAIVES THE PROVISIONS OF THE TEXAS DTPA, TO THE EXTENT ANY SUCH PROVISION MAY BE APPLICABLE, AND OF ANY OTHER APPLICABLE DECEPTIVE TRADE PRACTICES OR CONSUMER PROTECTION LEGISLATION OF ANY JURISDICTION, EXCEPT THAT PURCHASER DOES NOT WAIVE ANY PROVISION FOR WHICH, BY EXPRESS PROVISION OF LAW, A WAIVER BY PURCHASER CANNOT BE EFFECTIVE.

10.19	Confidentiality of This Agreement:

(a)	The Parties agree that the Confidentiality Agreement previously entered into by the Parties on July 7, 2017 (the “Confidentiality Agreement”) shall terminate and be of no further force and effect at and after the Closing.

(b)	With respect to Ongoing Confidential Information, Purchaser shall, and shall cause its Related Parties to, keep, save, and hold as confidential all such Ongoing Confidential Information, and, except as expressly permitted in this Section 10.19, not disclose or reveal any such Ongoing Confidential Information to any individual or entity without each Sellers’ prior written consent. As used herein, the term “Ongoing Confidential Information” means (i) confidential or proprietary records and information of any Seller disclosed to Purchaser pursuant to the Confidentiality Agreement (but not conveyed to Purchaser hereunder), to the extent not included in the Business Records, including bids received from and records of negotiations with third Persons, records containing any of the Sellers’ economic, reserves or investment forecasts, analysis, criteria, or rationales or similar information, but excluding, for the avoidance of doubt, reserve, production and financial information pertaining to the Oil & Gas Interests or the terms and conditions of this Agreement and the Oil & Gas Interests acquired or to be acquired hereunder, (ii) any documents and instruments of any Seller that may be protected by attorney-client privilege, and (iii) any information related to the

Excluded Assets, Sellers’ Records or Retained Obligations. Notwithstanding the foregoing, the Parties acknowledge and agree that communications with third parties, UOA parties, contractual counterparties, Governmental Authorities and others in the ordinary course of Oil & Gas Interest operations, in each case, by Seller or its Related Parties, conducted after the Effective Time shall be excepted from any confidentiality obligations under the Confidentiality Agreement and this Section 10.19.

(c)	After Closing, each Seller shall, and shall cause its Related Parties to, keep, save, and hold as confidential the Business Records and information provided to a Seller or any Related Party under Sections 4.7, 6.6, or 7.4, and, except as expressly permitted in this Section 10.19, not disclose or reveal any such information to any third party (other than to Affiliates of Sellers) without Purchaser’s prior written consent. Each Seller may use the Business Records and information provided to a Seller under Sections 4.7, 6.6, or 7.4 for their and its Affiliates internal use; provided, however, Sellers shall not (and shall cause their Affiliates not to) use any such information to trade in any securities of Purchaser or its Affiliate.

(d)	Notwithstanding the foregoing, the restrictions in Sections 10.19(b) and 10.19(c) shall not apply to any information or data to the extent that (i) such information or data was already in the public knowledge or literature at the time of disclosure; (ii) becomes part the public knowledge or literature through no act or omission of any Seller or its Related Parties (with respect to Section 10.19(c)) or Purchaser or its Related Parties (with respect to Section 10.19(b)); (iii) is disclosed to Seller or Purchaser, as applicable, without obligation of confidentiality by a third party (other than an Affiliate of Seller or Purchaser, as applicable) having the legal right to do so; (iv) is independently developed by or for a Seller or Purchaser, as applicable) by persons who have not had access to the relevant information, data, or analyses; or (v) such information or data is required to be disclosed by applicable law, regulation (including the rules of any stock exchange), or court or arbitral order; provided, however, that in such case, the disclosing party may disclose only as much of such information or data as is required to be disclosed pursuant to the applicable order, notice, law, rules, or process, and, prior to making any such disclosure the disclosing party shall notify the non-disclosing party of any such proposed disclosure promptly prior to such disclosure and shall provide commercially reasonable assistance to the non-disclosing party in opposing such disclosure. Notwithstanding the foregoing, each Party may disclose and use information, the use or disclosure of which is otherwise restricted by this Section 10.19, in furtherance of the enforcement of its rights hereunder or under any instrument or document entered into or delivered in connection with, the transactions contemplated hereby.

10.20	Anti-Bribery and Money Laundering. In relation to this Agreement, the transactions the subject of this Agreement, the performance thereof and the Oil & Gas Interests, Purchaser represents, warrants and undertakes to each Seller that (i) none of Purchaser and any of its Related Parties will make, offer or authorize any payment, gift, promise or other advantage, whether directly or through any other Person, to or for the use or benefit of any Government Official or any Person where such payment, gift, promise or other advantage would (a) comprise a Facilitation Payment or (b) violate the Anti-Bribery and Money-Laundering Laws or any other applicable law; (ii) Purchaser is knowledgeable about and will comply with all laws, regulations, rules and requirements relating to anti-money laundering; (iii) Purchaser’s payments to the Sellers hereunder shall not constitute the proceeds of crime in contravention of anti-money laundering laws; and (iv) the funds used to pay the Purchase Price shall be made from Purchaser’s Account.

10.21	HSR Act. The Parties have determined that the Hart-Scott-Rodino Antitrust Improvements Act of 1976 does not apply to this transaction.

10.22	Surviving Provisions.

(a)	The covenants and agreements of the Parties in this Agreement that cannot be performed before Closing shall survive Closing until fully performed.

(b)	The following provisions survive the Closing of this Agreement:

(i)	Sections 4.5 – 4.8;

(ii)	Section 6.6 (Taxes);

(iii)	Section 7.1 (Purchaser’s Assumed Obligations);

(iv)	Section 7.2 (Plugging and Abandonment of Wells, Decommissioning of Facilities);

(v)	Section 7.3 (Environmental Obligations);

(vi)	Section 7.4 (Environmental Obligations and Final Decommissioning Progress Updates);

(vii)	Section 7.5;

(viii)	Section 7.6;

(ix)	Article 8 (Disclaimer / Release);

(x)	Article 9 (Indemnification); and

(xi)	Article 10 (Administrative Provisions).

11.	TERMINATION

11.1	Termination. This Agreement may be terminated at any time after the Execution Date but before the Closing Date only:

(a)	by the mutual written consent of Sellers and Purchaser;

(b)	by any Seller or Purchaser, at any time after 60 days after Execution Date by written notice to the other Party if the Closing has not occurred on or before such date;

(c)	by any Seller, immediately on written notice to the other Parties, if:

(i)	Purchaser fails to pay the Performance Deposit on the date due hereunder;

(ii)	Purchaser fails to pay the amount due on the Closing Date pursuant to the Preliminary Accounting Statement;

(iii)	Purchaser fails to tender performance at Closing in breach of this Agreement or Closing does not occur in the time period(s) set forth in Section 4.3;

(iv)	Purchaser fails to provide the Decommissioning Security at Closing; or

(v)	Purchaser fails to provide such additional collateral or security as required by a consent holder under an agreement expressly listed on Exhibit 8 pursuant to Section 4.5(c) of this Agreement;

(d)	by Purchaser, immediately on written notice to Sellers, if any Seller fails to tender performance at Closing in breach of this Agreement.

provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (b), (c), or (d) above if that Party is at the time in material breach of any provision of this Agreement.

11.2	Effect of Termination.

(a)	If this Agreement is terminated pursuant to Section 11.1, this Agreement shall become void and of no further force and effect except for this Article 11 and Sections 10.1 through 10.21, which shall survive such termination.

(b)	If this Agreement is terminated pursuant to Section 11.1(c)(ii)-(v), Sellers shall be entitled to retain the Performance Deposit as liquidated damages in lieu of all other damages and as Sellers’ sole and exclusive remedy in such event. It is expressly stipulated by Sellers that the actual amount of damages resulting from such a termination would be extremely difficult or impossible to determine accurately because of (among other things) the unique nature of the Oil & Gas Interests and the uncertainties of applicable commodity markets, and the amount of the Performance Deposit is a fair and reasonable estimate by the Parties of such damages. Purchaser shall be entitled to the immediate return of the Performance Deposit if this Agreement is terminated for any other reason than pursuant to Section 11.1(c)(ii)-(v).

(c)	Notwithstanding anything else in this Agreement, neither Seller or Purchaser shall be liable to the other, or to any member of each Seller’s Group or Purchaser Group, as applicable, for punitive, exemplary, indirect, consequential or special damages.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the Parties have executed the Agreement as of the Execution Date.

SHELL OFFSHORE INC.

By: /s/ Marco Marsili
Printed Name: Marco Marsili
Title: Attorney-in-Fact

ANADARKO US OFFSHORE LLC

By: /s/ Brian T. Kuck
Printed Name: Brian T. Kuck
Title: Vice President Corporate Development

EXXON MOBIL CORPORATION

By: /s/ Mickey D. Johnson
Printed Name: Mickey D. Johnson
Title: Agent and Attorney-in-Fact

STONE ENERGY OFFSHORE, L.L.C.

By: Stone Energy Corporation, its sole member

By: /s/ Thomas L. Messonnier
Printed Name: Thomas L. Messonnier
Title: Vice President, Exploration and Business Development